Exhibit 10.12

EQUITY PURCHASE AGREEMENT

BY AND AMONG

AIRO GROUP HOLDINGS, INC.,

AIRO GROUP, INC.

SKY-WATCH A/S,

EACH SELLER PARTY HERETO,

AND

THE SELLER REPRESENTATIVE

DATED AS OF OCTOBER 6, 2021

TABLE OF CONTENTS

Page
ARTICLE I DEFINITIONS		- 1 -

ARTICLE II THE TRANSACTION		- 1 -
2.1	The Transaction.	- 1 -
2.2	Closing.	- 2 -
2.3	Closing Deliverables	- 2 -
2.4	Withholding Rights.	- 3 -
2.5	Closing Adjustments	- 3 -
2.6	Consideration Spreadsheet	- 4 -

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE TARGET COMPANY		- 5 -
3.1	Organization and Qualification of the Target Company	- 5 -
3.2	Authority; Board Approval.	- 5 -
3.3	No Conflicts; Consents.	- 5 -
3.4	Capitalization.	- 6 -
3.5	Subsidiaries.	- 6 -
3.6	Financial Statements.	- 7 -
3.7	Undisclosed Liabilities	- 8 -
3.8	Absence of Certain Changes, Events and Conditions.	- 8 -
3.9	Material Contracts	- 10 -
3.10	Title to Assets; Real Property.	- 11 -
3.11	Condition and Sufficiency of Assets.	- 12 -
3.12	Intellectual Property	- 12 -
3.13	Inventory	- 13 -
3.14	Accounts Receivable	- 13 -
3.15	Customers and Suppliers	- 13 -
3.16	Insurance	- 14 -
3.17	Legal Proceedings; Governmental Orders.	- 14 -
3.18	Compliance With Laws; Permits.	- 15 -
3.19	Employee Benefit Matters	- 16 -
3.20	Employment Matters	- 18 -
3.21	Taxes.	- 19 -
3.22	Product Warranties and Liabilities	- 21 -
3.23	Books and Records	- 21 -
3.24	Bank Accounts; Names and Locations	- 22 -
3.25	Related Party Transactions	- 22 -
3.26	Powers of Attorney.	- 22 -
3.27	Brokers	- 22 -
3.29	Full Disclosure.	- 22 -

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS		- 22 -
4.1	Organization and Authority of Holdings	- 22 -
4.2	No Conflicts; Consents.	- 23 -
4.3	Brokers	- 23 -
4.4	Legal Proceedings.	- 23 -

ARTICLE V REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND AIRO GROUP		- 23 -
5.1	Organization and Authority	- 23 -
5.2	No Conflicts; Consents.	- 24 -
5.3	Tax Status of Holdings	- 24 -
5.4	Brokers	- 24 -
5.5	Legal Proceedings.	- 24 -
5.6	Full Disclosure.	- 24 -
5.7	Capitalization of Holdings.	- 24 -
5.7	Capitalization of AIRO Group.	- 25 -

ARTICLE VI COVENANTS		- 26 -
6.1	Conduct of Business Prior to the Closing.	- 26 -
6.2	Access to Information.	- 26 -
6.3	No Solicitation of Other Bids	- 27 -
6.4	Notice of Certain Events.	- 28 -
6.5	Governmental Approvals and Consents.	- 28 -
6.6	Directors’ and Officers’ Indemnification and Insurance	- 29 -
6.7	Closing Conditions	- 30 -
6.8	Public Announcements.	- 30 -
6.9	New Board; Observer	- 31 -
6.10	Equity Securities.	- 31 -
6.11	Disclosure Schedules.	- 32 -
6.12	Employees, Managing Director, and Board of Target Company.	- 32 -
6.13	Audit Expenses.	- 32 -
6.14	Transaction Expenses; Debt Obligations	- 32 -
6.15	Restrictive Covenants.	- 32 -
6.16	Release.	- 34 -
6.17	Further Assurances	- 34 -

ARTICLE VII TAX MATTERS		- 34 -
7.1	Tax Covenants.	- 34 -
7.2	Termination of Existing Tax Sharing Agreements	- 35 -
7.3	Tax Indemnification	- 35 -
7.4	Tax Returns.	- 35 -
7.5	Straddle Period	- 36 -
7.6	Contests	- 36 -

7.7	Cooperation and Exchange of Information.	- 36 -
7.8	Tax Treatment of Indemnification Payments	- 37 -
7.9	Payments to Holdings.	- 37 -
7.10	FIRPTA Statement	- 37 -
7.11	Tax Treatment of Transaction.	- 37 -
7.12	Survival.	- 37 -
7.13	Overlap	- 37 -

ARTICLE VIII CONDITIONS TO CLOSING		- 37 -
8.1	Conditions to Obligations of All Parties.	- 37 -
8.2	Conditions to Obligations of Holdings	- 38 -
8.3	Conditions to Obligations of Target Company.	- 39 -

ARTICLE IX INDEMNIFICATION		- 40 -
9.1	Survival.	- 40 -
9.2	Indemnification by Sellers.	- 40 -
9.3	Indemnification By Holdings and AIRO Group.	- 41 -
9.4	Certain Limitations.	- 41 -
9.5	Indemnification Procedures.	- 41 -
9.6	Payments; Setoff.	- 43 -
9.7	Tax Treatment of Indemnification Payments	- 43 -
9.8	Effect of Investigation	- 43 -
9.9	Exclusive Remedies.	- 44 -

ARTICLE X TERMINATION		- 44 -
10.1	Termination	- 44 -
10.2	Effect of Termination	- 45 -

ARTICLE XI MISCELLANEOUS		- 45 -
11.1	Seller Representative	- 45 -
11.2	Expenses.	- 47 -
11.3	Notices.	- 47 -
11.4	Interpretation	- 48 -
11.5	Headings.	- 48 -
11.6	Severability.	- 48 -
11.7	Entire Agreement.	- 48 -
11.8	Successors and Assigns	- 49 -
11.9	No Third-Party Beneficiaries.	- 49 -
11.10	Amendment and Modification; Waiver	- 49 -
11.11	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	- 49 -
11.12	Arbitration Procedure	- 50 -
11.13	Specific Performance.	- 51 -
11.14	Counterparts	- 51 -
11.15	Representation Disclosure	- 52 -
11.16	Certain Acknowledgments.	- 52 -
11.17	Unwind	- 52 -

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of October 6, 2021, is entered into by and among (i) AIRO Group, Inc., a Delaware corporation (“AIRO Group” or “Buyer”), (ii) AIRO Group Holdings, Inc., a Delaware corporation and wholly owned subsidiary of AIRO Group (“Holdings”), (iii) Sky-Watch A/S, a company organized under the laws of Denmark (“Target Company”), (iv) each Seller (as defined herein), and (v) Dangroup ApS, a company organized under the laws of Denmark (“Seller Representative”). Each of the foregoing parties is referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, Sellers directly own all of the issued and outstanding shares of capital stock of the Target Company (the “Shares”); and

WHEREAS, on the terms and conditions forth in this Agreement, the Parties desire to enter into a transaction in which Holdings will acquire all of the Shares from Sellers through a contribution of such Shares to Holdings in exchange for Holdings Common Stock and Promissory Notes (the “Transaction”);

WHEREAS, substantially concurrent with the execution and delivery of this Agreement (unless a different execution timeframe is specifically noted in Annex C), Holdings and AIRO Group will be executing and delivering agreements and plans of merger or stock purchase agreements (or any other business combination permitted by such other agreements (collectively, the “Other Business Combination Agreements”)), with other target companies listed on Annex C (the “Other Business Combination Parties”) in the base consideration amounts listed on Annex D (subject to closing adjustments and offsets as set forth in the applicable Other Business Combination Agreements), effecting business combination transactions (each an “Other Business Combination”) on terms and conditions substantially similar to the terms and conditions of this Agreement (except for the transaction structure and the aggregate amount of the consideration to be paid to the equity owners of such Other Business Combination Parties).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

DEFINITIONS

Certain terms used but not defined in this Agreement shall have the meanings specified or referred to in Annex A.

Article II

THE TRANSACTION

2.1 The Transaction. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Holdings shall acquire from Sellers, and Sellers shall sell, convey, assign, transfer and deliver to Holdings, all of the Shares, free and clear of all Encumbrances (the “Transaction”), through Sellers’ contribution of the Shares to Holdings, followed by delivery of the Purchase Consideration to Sellers as set forth in Section 2.3(b)(i) and (ii) (consisting of Holdings Equity and the Promissory Notes). The contribution of Shares as described herein is intended by Holdings to have the tax treatment as described in Section 7.11.

2.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place remotely via the exchange of documents and signatures on the third Business Day following the satisfaction or waiver of each of the conditions set forth in Article VII (other than those conditions that are to be satisfied at the Closing), or on such other date as the Parties mutually agree in writing. Immediately prior to the Closing, the Parties (other than the Seller Representative) and their respective counsel shall participate in a teleconference to confirm the satisfactory receipt of the deliveries set forth in Section 2.3 of this Agreement and to authorize the Closing and the delivery and performance of this Agreement and the other Transaction Documents. All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor any documents deemed to have been executed or delivered until all proceedings and documents have been taken, executed and delivered. The date on which the Closing is actually held is referred to herein as the “Closing Date.”

2.3 Closing Deliverables.

(a) At or prior to the Closing, the Seller Representative shall deliver to Holdings the following:

(i) all stock certificates held by the Sellers representing the Shares, to the extent such Shares are certificated at the time of Closing;

(ii) a certificate, dated the Closing Date and signed by a duly authorized officer of the Target Company, that each of the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied;

(iii) a certificate of the Secretary (or equivalent officer) of the Target Company certifying that (a) attached thereto are true and complete copies of all resolutions adopted by the Target Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and (b) such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iv) a certificate of the Secretary (or equivalent officer) of the Target Company certifying the names and signatures of the officers of the Target Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(v) a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Target Company is organized;

(vi) the Consideration Spreadsheet contemplated in Section 2.6;

(vii) the FIRPTA Statement; and

(viii) such other documents or instruments as Holdings reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) At the Closing, Holdings shall deliver to Seller Representative (or such other Person as may be specified herein) the following:

(i) each of the Promissory Notes made payable to each Seller and in the principal amounts set forth in the Consideration Spreadsheet, duly executed by Holdings;

(ii) stock certificates representing the portion of Holdings Equity allocated to each Seller in accordance with such Seller’s Pro Rata Share, as shown in the Consideration Spreadsheet;

( ) a certificate, for each of Holdings and AIRO Group, dated the Closing Date and signed by a duly authorized officer of Holdings and AIRO Group, respectively, that each of the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied;

(i) a certificate, for each of Holdings and AIRO Group, of the Secretary (or equivalent officer) of Holdings and AIRO Group certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors and consents of the stockholders of Holdings and AIRO Group authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(ii) a certificate of the Secretary (or equivalent officer) of Holdings and AIRO Group certifying the names and signatures of the officers of Holdings and AIRO Group authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(iii) such other documents or instruments as Seller Representative reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

2.4 Withholding Rights. Holdings shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted and withheld by Holdings, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Holdings made such deduction and withholding. Notwithstanding the foregoing, subject to delivery by Seller Representative of a form W-8-BEN-E (or similar) for each Seller with references to applicable exemptions, Holding shall not withhold payments.

2.5 Closing Adjustments.

(a) No later than ten (10) Business Days prior to the Closing Date, the Target Company will deliver to Holdings the Target Company’s calculation of the Merger Consideration, including the Company’s good-faith estimate of each of: (i) the Closing Working Capital and the resulting Working Capital Adjustment, (ii) the amount of outstanding Indebtedness as of the Closing and the resulting Indebtedness Adjustment, and (iii) the total amount of Transaction Expenses that are incurred and unpaid by the Target Company as of the Closing and the resulting Transaction Expense Adjustment, in reasonable detail (the “Closing Statement”). Such estimates will be based on the Target Company’s books and records, the best estimate of the management of the Target Company and other information then available and will be prepared in accordance with GAAP. Holdings will have the right to review the Closing Statement and such supporting documentation or data of the Target Company as Holdings may reasonably request. If Holdings does not agree with the Closing Statement, the Target Company and Holdings will negotiate in good faith to mutually agree on an acceptable Closing Statement no later than five (5) Business Days prior to the Closing Date, and the Target Company will consider in good faith any proposed comments or changes that Holdings may reasonably suggest; provided, however, that the failure to include in the Closing Statement any changes proposed by Holdings, or the acceptance by Holdings of the Closing Statement, or the consummation of the Closing, will not limit or otherwise affect Holdings’ remedies under this Agreement, including Holdings’ right to include such changes or other changes in the Closing Statement, or constitute an acknowledgment by Holdings of the accuracy of the Closing Statement; provided, further, that the failure of Holdings and the Seller Representative to reach such mutual agreement will not give any party the right to terminate this Agreement or otherwise fail to close the transactions contemplated hereunder.

(b) The “Working Capital Adjustment” shall be an amount equal to the Closing Working Capital, as reflected on the Closing Statement. The Working Capital Adjustment shall be either added to, to the extent it is positive number, or deducted from, to the extent it is a negative number, the Promissory Note Principal Amount payable to the under the Promissory Notes.

(c) The “Indebtedness Adjustment” shall be an amount equal to the aggregate amount of all outstanding Indebtedness at Closing, as reflected on the Closing Statement. The Indebtedness Adjustment shall be deducted from the Promissory Note Principal Amount payable to the Sellers under the Promissory Notes.

(d) The “Transaction Expense Adjustment” shall be an amount equal to the Transaction Expenses that remain upaid at Closing, as reflected on the Closing Statement. The Transaction Expense Adjustment shall be deducted from the Promissory Note Principal Amount payable to the Sellersunder the Promissory Notes.

(e) A model calculation is attached hereto as Annex E (the “Calculation Model”), and the Parties agree that the accounting principle illustrated and captured by the Calculation Model shall be applicable, and in the case of a discrepancy between such Calculation Model and the definitions of Current Assets, Current Liabilities, Working Capital, Indebtedeness and Transaction Expenses, the methods and principles in the Calculation Model shall prevail.

2.6 Consideration Spreadsheet.

(a) Annex B to this Agreement describes the Holdings Equity, the Promissory Note Principal Amount, and the Earnout deliverable in connection with the Transaction, subject to any applicable adjustments contained herein.

(b) At least ten (10) Business Days before the Closing and concurrently with the delivery of the Closing Statement, Target Company shall prepare and deliver to Holdings a spreadsheet (the “Consideration Spreadsheet”), certified by the Chief Executive Officer and Chief Financial Officer (or their functional equivalent) of Target Company, which shall set forth, as of the Closing Date and immediately prior to the Effective Date, the following:

(i) the names and addresses of all Sellers and the number of Shares held by such Persons;

(ii) detailed calculations of the Fully Diluted Share Number; and

(iii) each Seller’s Pro Rata Share (as a percentage interest and the interest in dollar terms) of the Holdings Equity portion and the Promissory Notes portion of the Purchase Consideration.

(c) The parties agree that Holdings shall be entitled to rely on the Consideration Spreadsheet in making payments under Article II and Holdings shall not be responsible for the calculations or the determinations regarding such calculations in such Consideration Spreadsheet.

2.7 Treatment of Warrants. Prior to the execution of this agreement, the Company shall take all required actions to cancel any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock (or other equity securities).

Article III

REPRESENTATIONS AND WARRANTIES OF THE TARGET COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Target Company represents and warrants to Holdings and Buyer that the statements contained in this Article III about Target Company are true and correct as of the date hereof. For the avoidance of doubt, Target Company may submit Disclosure Schedules with respect to any section in Article III, regardless of that absence of a specific reference to applicable exceptions and applicable Disclosure Schedules in the specific sections in this Article III. Unless the context otherwise requires, references to the “Target Company” in this Article III shall be deemed to refer to the Target Company and its Subsidiaries.

3.1 Organization and Qualification of the Target Company. The Target Company is a corporation duly organized, validly existing and in good standing under the Laws of Denmark and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.1 of the Disclosure Schedules sets forth each jurisdiction in which the Target Company is licensed or qualified to do business, and the Target Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary.

3.2 Authority; Board Approval. Target Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party. The execution, delivery and performance by the Target Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Target Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Target Company and no other corporate proceedings on the part of the Target Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transaction and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Target Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Target Company enforceable against the Target Company in accordance with its terms. When each Ancillary Document to which the Target Company is or will be a party has been duly executed and delivered by the Target Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Target Company enforceable against it in accordance with its terms.

3.3 No Conflicts; Consents. The execution, delivery and performance by the Target Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, including the Transaction, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, bylaws or other organizational documents of the Target Company (“Target Company Charter Documents”); (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Target Company; (iii) except as set forth in Section 3.3 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Target Company is a party or by which the Target Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Target Company; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Target Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Target Company in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act or any applicable Danish or E.U. law.

3.4 Capitalization.

(a) Section 3.4(a) of the Disclosure Schedule sets forth the authorized capital stock (or other equity securities) of the Target Company and the number Shares that are issued and outstanding as of the close of business on the date of this Agreement.

(b) Section 3.4(b) of the Disclosure Schedules set forth, as of the date hereof, the name of each Person that is the registered owner of any Shares and the number of Shares owned by such Person.

(c) Except as disclosed on Section 3.4(c) of the Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Target Company is authorized or outstanding, and (ii) there is no commitment by the Target Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Target Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Shares.

(d) All issued and outstanding shares of Shares (or other equity securities) are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Target Company Charter Documents or any agreement to which the Target Company is a party; and (iii) free of any Encumbrances created by the Target Company in respect thereof. All issued and outstanding shares of Shares were issued in compliance with applicable Law.

(e) Except as disclosed on Section 3.4(e) of the Disclosure Schedules, no outstanding Shares is subject to vesting or forfeiture rights or repurchase by the Target Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Target Company or any of its securities.

(f) All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Target Company were undertaken in compliance with the Target Company Charter Documents then in effect, any agreement to which the Target Company then was a party and in compliance with applicable Law.

3.5 Subsidiaries. Section 3.5 of the of the Disclosure Schedules correctly sets forth the name of each Subsidiary of the Target Company, the jurisdiction of its organization and the Persons owning the outstanding equity interest of such Subsidiary. Each Subsidiary of the Target Company is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and possesses all requisite power and authority necessary to own its properties and to carry on its businesses as now being conducted and as presently proposed to be conducted and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of business requires it to qualify. All of the equity interest of each Subsidiary of the Target Company is validly issued, fully paid and nonassessable, and, except as set forth on Section 3.5 of the of the Disclosure Schedules, all of the equity interest of each such Subsidiary is owned by the Target Company free and clear of all Encumbrances. There are no outstanding rights or options to subscribe for or to purchase any equity interest of any Subsidiary of the Target Company or any stock or securities convertible into or exchangeable for such equity interest. No Subsidiary of the Target Company is subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its equity interest or any warrants, options or other rights to acquire its equity interest. None of the equity interest of any Subsidiary of the Target Company is subject to, or was issued in violation of, any purchase option, call option, right of first refusal or offer, co- sale or participation right, preemptive right, subscription right or similar right. Except as set forth on Section 3.5 of the of the Disclosure Schedules, neither the Target Company nor any of its Subsidiaries owns or holds the right to acquire any Capital Stock or any other security or interest in any other Person or has any obligation to make any Investment in any Person. Section 3.5 of the Disclosure Schedules sets forth a list of all officers and directors of each of the Target Company’s Subsidiaries. The copies of each Subsidiary’s articles of incorporation and bylaws (or similar governing documents or operating agreements) have been furnished to Buyer, reflect all amendments made thereto at any time prior to the date of this Agreement and are true, correct and complete.

3.6 Financial Statements.

(a) Complete copies of the Target Company and its Subsidiaries’ unaudited financial statements consisting of the consolidated balance sheet of the Target Company and its Subsidiaries as at December 31 in each of the years 2020, 2019 and 2018 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Annual Financial Statements”), and consolidated unaudited financial statements consisting of the balance sheet of the Target Company and its Subsidiaries as at June 30, 2021 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the six- month period then ended (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) are included in the Disclosure Schedules.

(b) As soon as possible after the date of this Agreement, but in no event less than fifteen (15) Business Days prior to the Closing, Target Company shall deliver to each of the other parties complete copies of its audited Annual Financial Statements (for 2019 and 2020) and its reviewed Interim Financial Statements (consisting of reviewed consolidated unaudited financial statements consisting of the balance sheet of the Target Company and its Subsidiaries as at June 30, 2021 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the six-month period then ended). Upon delivery, the term Annual Financial Statements shall include such audited financial statements, the term Interim Financial Statements shall include such reviewed financial statements, and the term Financial Statements shall include both such audited and reviewed financial statements and shall be deemed to be included in the Disclosure Schedules.

(c) The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Annual Financial Statements). The Financial Statements are based on the books and records of the Target Company and its Subsidiaries, and fairly present the financial condition of the Target Company and its Subsidiaries as of the respective dates they were prepared and the results of the operations of the Target Company for the periods indicated. The balance sheet of the Target Company and its Subsidiaries as of December 31, 2020 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Target Company and its Subsidiaries as of June 30, 2021 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. The Target Company maintains a standard system of accounting established and administered in accordance with GAAP.

(d) The audited Financial Statements shall have been audited in accordance with generally accepted auditing standards established by the Public Company Accounting Oversight Board.

3.7 Undisclosed Liabilities. Neither the Target Company nor any of its Subsidiaries has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

3.8 Absence of Certain Changes, Events and Conditions. Except as set forth in Section 3.8 of the Disclosure Schedules, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, except for any event that may have been caused by any Law, rules regulations or other requirements of any Governmental Authorities in response to the COVID-19 pandemic, there has not been, with respect to the Target Company and its Subsidiaries, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the charter, by-laws or other organizational documents of the Target Company;

(c) split, combination or reclassification of any shares of its capital stock (or other equity securities);

(d) issuance, sale or other disposition of any of its capital stock (or other equity securities) or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock (or other equity securities) that have not been disclosed herein;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock (or other equity securities) or redemption, purchase or acquisition of its capital stock (or other equity securities);

(f) material change in any method of accounting or accounting practice of the Target Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in the Target Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Target Company Intellectual Property or Target Company IP Agreements;

( ) material damage, destruction or loss (whether or not covered by insurance) to its property;

(a) any capital investment in, or any loan to, any other Person;

(b) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Target Company is a party or by which it is bound;

(c) imposition of any Encumbrance upon any of the Target Company properties, capital stock (or other equity securities) or assets, tangible or intangible;

(d) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000 or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(e) hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(f) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement, in each case whether written or oral;

(g) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(h) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(i) any consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(j) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(k) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(l) action by the Target Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Holdings in respect of any Post-Closing Tax Period;

(m) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing; or

(z) any material capital expenditures.

3.9 Material Contracts.

(a) Section 3.9(a) of the Disclosure Schedules lists each of the following Contracts of the Target Company (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Target Company IP Agreements set forth in Section 3.12(b) of the Disclosure Schedules, being “Material Contracts”):

(i) each Contract of the Target Company involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled by the Target Company without penalty or without more than 90 days’ notice;

(ii) all Contracts that require the Target Company to purchase its total requirements of any product or service from a Person or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Target Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Target Company is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Target Company is a party and which are not cancellable without material penalty or without more than 90 days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Target Company;

(viii) all Contracts with any Governmental Authority to which the Target Company is a party (“Government Contracts”);

(ix) all Contracts that limit or purport to limit the ability of the Target Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which the Target Company is a party that provide for any joint venture, partnership or similar arrangement by the Target Company;

(xi) any Contracts with any customers; and

(xii) any other Contract that is material to the Target Company and not previously disclosed pursuant to this Section 3.9.

(b) Each Material Contract is valid and binding on the Target Company in accordance with its terms and is in full force and effect. None of the Target Company or, to the Target Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

3.10 Title to Assets; Real Property.

(a) The Target Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple, or if the Real Property is located outside the United States of America, full and irrevocable) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Annual Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii) liens for Taxes not yet due and payable;

(iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent, and which are not, individually or in the aggregate, material to the business of the Target Company;

(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Target Company; or

(v) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Target Company.

(b) Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Target Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, the Target Company has delivered or made available to Buyer true, complete and correct copies of the deeds and other instruments (as recorded) by which the Target Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Target Company and relating to the Real Property. With respect to leased Real Property, the Target Company has delivered or made available to Buyer true, complete and correct copies of any leases affecting the Real Property. The Target Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Target Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Target Company. There are no Actions pending nor, to the Target Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

3.11 Condition and Sufficiency of Assets. Except as set forth in Section 3.11 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Target Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Target Company, together with all other properties and assets of the Target Company, are sufficient for the continued conduct of the Target Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Target Company as currently conducted.

3.12 Intellectual Property.

(a) Section 3.12(a) of the Disclosure Schedules lists all (i) Target Company IP Registrations and (ii) Target Company Intellectual Property, including software, that are not registered but that are material to the Target Company’s business or operations. All required filings and fees related to the Target Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Target Company IP Registrations are otherwise in good standing. The Target Company has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Target Company IP Registrations.

(b) Section 3.12(b) of the Disclosure Schedules lists all Target Company IP Agreements. The Target Company has provided Buyer with true and complete copies of all such Target Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Target Company IP Agreement is valid and binding on the Target Company in accordance with its terms and is in full force and effect. Neither the Target Company nor any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Target Company IP Agreement.

(c) Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Target Company is the sole and exclusive legal and beneficial, and with respect to the Target Company IP Registrations, record, owner of all right, title and interest in and to the Target Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Target Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Target Company has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Target Company any ownership interest and right they may have in the Target Company Intellectual Property; and (ii) acknowledge the Target Company’s exclusive ownership of all Target Company Intellectual Property. The Target Company has provided Buyer with true and complete copies of all such agreements.

(d) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Target Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Target Company’s business or operations as currently conducted.

(n) The Target Company’s rights in the Target Company Intellectual Property are valid, subsisting and enforceable. The Target Company has taken all reasonable steps to maintain the Target Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Target Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(o) The conduct of the Target Company’s business as currently and formerly conducted, and the products, processes and services of the Target Company, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Target Company Intellectual Property.

(p) There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Target Company; (ii) challenging the validity, enforceability, registrability or ownership of any Target Company Intellectual Property or the Target Company’s rights with respect to any Target Company Intellectual Property; or (iii) by the Target Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Target Company Intellectual Property. The Target Company is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Target Company Intellectual Property.

3.13 Inventory. All inventory of the Target Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All such inventory is owned by the Target Company free and clear of all Encumbrances, and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Target Company.

3.14 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Target Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Target Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Target Company, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Target Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

3.15 Customers and Suppliers. Section 3.15 of the Disclosure Schedules sets forth a list of the Target Company and its Subsidiaries’ top twenty (20) customers (on a consolidated basis) (by gross revenues generated from such customers). Section 3.15 of the Disclosure Schedules sets forth a list of the Target Company and its Subsidiaries’ top twenty (20) suppliers (on a consolidated basis) (by aggregate cost of products and/or services purchased from such suppliers), for the fiscal years ended December 31, 2019 and December 31, 2020 and for the six-month period ended June 30, 2021. The Target Company has not received any oral or written notice from any such customer to the effect that, and neither the Target Company has any knowledge that, any such customer will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, buying or prescribing products and/or services from the Target Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). The Target Company has not received any oral or written notice from any such supplier to the effect that, and the Target Company has no knowledge that, any such supplier will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Target Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). There are no suppliers of products or services to the Target Company that are material to the Target Company’s business with respect to which practical alternative sources of supply are not generally available on comparable terms and conditions in the marketplace.

3.16 Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Target Company and relating to the assets, business, operations, employees, officers and directors of the Target Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Target Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Target Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the business of the Target Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Target Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Target Company and are sufficient for compliance with all applicable Laws and Contracts to which the Target Company is a party or by which it is bound.

3.17 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to the Target Company’s Knowledge, threatened (i) against or by the Target Company affecting any of its properties or assets; or (ii) against or by the Target Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Target Company or any of its properties or assets. The Target Company is in compliance with the terms of each Governmental Order set forth in Section 3.17(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

3.18 Compliance with Laws; Permits.

(a) The Target Company is, and has been, in compliance in all material respects with all applicable Laws relating to the operation of its business and the maintenance and operation of its properties and assets. No written notices have been received by, and no Actions have been initiated against, the Target Company alleging or pertaining to a violation of any such Laws. The Target Company has not made any bribes, kickback payments or other similar payments of cash or other consideration, including payments to customers or clients or employees of customers or clients for purposes of doing business with such Persons.

(b) The Target Company holds and is in compliance in all material respects with all permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations of all non- U.S., federal, state and local Governmental Authorities required for the conduct of its business and the ownership of its properties, and the attached Section 3.18(b)) of the Disclosure Schedules sets forth a list of all of such material permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations. No written notices have been received by the Target Company alleging the failure to hold any of the foregoing. All of such permits, licenses, bonds, approvals, accreditations, certificates, registrations and authorizations will be available for use by the Target Company immediately after the Closing.

(c) The Target Company has complied and is in compliance with all applicable data protection, privacy and other Laws, in each case, governing the collection use, storage, distribution, transfer or disclosure (whether electronically or in any other form or medium) of all Personal Information, including by entering into agreements governing the flow of Personal Information across national borders and providing notice of such flow to each individual to whom such Personal Information relates as required by such Laws. All Personal Information in the custody or control of the Target Company has been collected, used, stored, distributed, transferred and disclosed with the consent of each individual to whom it relates as required by such Laws and has been used only for the purposes for which it was initially collected. Except as disclosed in Section 3.18(c) of the Disclosure Schedules, no Personal Information has been collected, used, stored, distributed, transferred or disclosed by any Person on behalf of the Target Company. The Target Company has, and has had in place since December 31, 2016, a privacy policy governing the collection use, storage, distribution, transfer and disclosure of Personal Information by the Target Company, as the case may be, and has collected, used, stored, distributed, transferred and disclosed all Personal Information in accordance with such policy. Since December 31, 2016, there has not been any notice to, complaint against or audit, proceeding or investigation conducted or claim asserted with respect to the Target Company, by any Person (including any Governmental Authority) regarding the collection, use, storage, distribution, transfer or disclosure of Personal Information, and none is pending or, to the knowledge of the Target Company, threatened (and to the knowledge of the Target Company there is no basis for the same). The Target Company has implemented and is in compliance in all material respects with physical, technical and other measures complying with such Laws and meeting applicable industry standards to assure the integrity and security of transactions executed through its computer systems and of all confidential or proprietary data, including Personal Information. Except as set forth on Section 3.18(c) of the Disclosure Schedules, since December 31, 2016, there has been no actual or alleged material breach of security or unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any Personal Information, confidential or proprietary data or any other such information maintained or stored by or on behalf of the Target Company and there have been no facts or circumstances that would require the Target Company to give notice to any customers, vendors, consumers or other similarly situated Persons of any actual or perceived data security breaches pursuant to any Law or contract.

3.19 Employee Benefit Matters.

(a) Section 3.19(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Target Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Target Company or any spouse or dependent of such individual, or under which the Target Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Holdings or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise (as listed on Section 3.19(a) of the Disclosure Schedules, each, a “Benefit Plan”). The Target Company has separately identified in Section 3.19(a) of the Disclosure Schedules (i) each Benefit Plan that contains a change in control provision and (ii) each Benefit Plan that is maintained, sponsored, contributed to, or required to be contributed to by the Target Company primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”).

(b) With respect to each Benefit Plan, the Target Company has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Except as set forth in Section 3.19(c) of the Disclosure Schedules, each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including, if applicable, ERISA and the Code). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Target Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Holdings or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. Except as set forth in Section 3.19(c) of the Disclosure Schedules, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(d) Neither the Target Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan/except as set forth in Section 3.19(e) of the Disclosure Schedules, no such plan is a Multiemployer Plan, and (a) all contributions required to be paid by the Target Company or its ERISA Affiliates have been timely paid to the applicable Multiemployer Plan, (b) neither the Target Company nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (c) a complete withdrawal from all such Multiemployer Plans at the Closing would not result in any material liability to the Target Company; (ii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the assets of the Target Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code/ except as set forth in Section 3.19(e) of the Disclosure Schedules, no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and no plan listed in Section 3.19(e) of the Disclosure Schedules has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f) Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Holdings, the Target Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Target Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g) Except as set forth in Section 3.19(g) of the Disclosure Schedules and other than as required under Section 601 et seq. of ERISA or other applicable Law, no Benefit Plan provides post- termination or retiree welfare benefits to any individual for any reason, and neither the Target Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h) Except as set forth in Section 3.19(h) of the Disclosure Schedules, there is no pending or, to the Target Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i) There has been no amendment to, announcement by the Target Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. Neither the Target Company nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

(j) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Target Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k) Each individual who is classified by the Target Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l) Except as set forth in Section 3.19(l) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Target Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Target Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. The Target Company has made available to Buyer and the other Target Companies true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

3.20 Employment Matters.

(a) Section 3.20(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Target Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 3.20(a) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Target Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet contained in the Closing Statement) and there are no outstanding agreements, understandings or commitments of the Target Company with respect to any compensation, commissions or bonuses.

(b) Except as set forth in Section 3.20(b) of the Disclosure Schedules, the Target Company is not, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of the Target Company, and, to the Target Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 3.20(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Target Company or any of its employees. The Target Company has no duty to bargain with any Union.

(c) The Target Company is and has been in compliance with the terms of the collective bargaining agreements and other Contracts listed on Section 3.20(b) of the Disclosure Schedules and all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Target Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Target Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Except as set forth in Section 3.20(c), there are no Actions against the Target Company pending, or to the Target Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Target Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

(d) The Target Company has no U.S. employees and is not subject to the WARN Act, and it has no plans to undertake any action that would make the WARN Act applicable.

3.21 Taxes. Except as set forth in Section 3.21 of the Disclosure Schedules:

(a) All Tax Returns required to be filed on or before the Closing Date by the Target Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Target Company (whether or not shown on any Tax Return) have been, or will be, timely paid prior to the Closing Date.

(b) The Target Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where the Target Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Target Company.

(e) The amount of the Target Company’s Liability for unpaid Taxes for all periods ending on or before December 31, 2020 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of the Target Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Target Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) Section 3.21(f) of the Disclosure Schedules sets forth:

(i) the taxable years of the Target Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii) those years for which examinations by the taxing authorities have been completed;

and

(iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(g) All deficiencies asserted, or assessments made, against the Target Company as a result of any examinations by any taxing authority have been fully paid.

(h) The Target Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(i) The Target Company has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Target Company for all Tax periods ending after December 31, 2017.

(j) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Target Company.

(k) The Target Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Target Company.

(m) The Target Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Target Company has no Liability for Taxes of any Person (other than the Target Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n) The Target Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(o) The Target Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(p) The Target Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(q) Section 3.21(q) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Target Company is subject to Tax, is engaged in business or has a permanent establishment. The Target Company has not entered into a gain recognition agreement pursuant to Treasury Regulations Section 1.367(a)-8. The Target Company has not transferred an intangible the transfer of which would be subject to the rules of Section 367(d) of the Code.

(r) The Target Company has never owned any “controlled foreign corporations” within the meaning of Section 957(a) of the Code.

(s) No property owned by the Target Company is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(a) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

3.22 Product Warranties and Liabilities. All products manufactured, sold or delivered by the Target Company have been in conformity with all applicable contractual commitments and applicable Law and all express and implied warranties, and the Target Company has no Liability (and, to the Target Company’s Knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any such Liability) for replacement thereof or other damages in connection therewith in excess of any warranty reserve specifically established with respect thereto and included on the face of the Balance Sheet (rather than the notes thereto). No products manufactured, sold or delivered by the Target Company are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of such sale as described on Section 3.22 of the Disclosure Schedules (including as a result of any course of conduct between the Target Company and any Person or as a result of any statements in any of the Target Company’s product or promotional literature). Section 3.22 of the Disclosure Schedules includes copies of such standard terms and conditions of sale for the Target Company (containing applicable guaranty, warranty and indemnity provisions). The Target Company has not been notified in writing of any claims for (and the Target Company has no knowledge of any threatened claims for) any extraordinary product returns, warranty obligations or product services relating to any of its products or services. Except as set forth on Section 3.22 of the Disclosure Schedules, there have been no product recalls, withdrawals or seizures with respect to any products manufactured, sold or delivered by the Target Company. Except as set forth on Section 3.22 of the Disclosure Schedules, the Target Company has not had or has any Liability (and, to the Target Company’s Knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any products manufactured, sold or delivered by the Target Company or with respect to any services rendered by the Target Company.

3.23 Books and Records. The minute books and stock record books of the Target Company, all of which have been made available to Buyer, are materially complete and correct and have been maintained in accordance with sound business practices. The minute books of the Target Company contain materially accurate and complete records of all meetings, and actions taken by written consent of, the Sellers, the Target Company Board and any committees of the Target Company Board, and no meeting, or action taken by written consent, of any such Sellers, Target Company Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Target Company.

3.24 Bank Accounts; Names and Locations. Section 3.24 of the Disclosure Schedules lists all of the Target Company and its Subsidiaries’ bank accounts (designating each authorized signatory and the level of each signatory’s authorization). Except as set forth Section 3.24 of the Disclosure Schedules, during the five (5) year period prior to the execution and delivery of this Agreement, neither the Target Company nor its predecessors has used any other name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business. All of the tangible assets and properties of the Target Company and its Subsidiaries are located at the locations set forth on Section 3.24 of the Disclosure Schedules.

3.25 Related Party Transactions. Except as set forth on Section 3.25 of the Disclosure Schedules, no executive officer or director of the Target Company or any person owning 5% or of the Shares (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Target Company or any of its assets, rights or properties or has any interest in any property owned by the Target Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

3.26 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Target Company.

3.27 Brokers. Except as set forth on Section 3.27 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Target Company.

3.28 Indebtedness. Section 3.28 of the Disclosure Schedule sets forth the amount and general terms of all of the Target Company’s Indebtedness as of the date of this Agreement.

3.29 Full Disclosure. No representation or warranty by the Target Company in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer or any of its Representatives pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller represents and warrants to Holdings and Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

4.1 Authority. Such Seller has full power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. To the extent such Seller is an entity, such Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of organization, and he execution, delivery and performance by such Seller of this Agreement and any Ancillary Document to which it is a party and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all company or corporate action on the part of such Seller and no other proceedings on the part of the Seller are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transaction and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by such Seller and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms. When each Ancillary Document to which such Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms.

4.2 No Conflicts; Consents. The execution, delivery and performance by such Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) to the extent such Seller is an entity, conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, bylaws or other organizational documents of such Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to such Seller; or (c) require the consent, notice or other action by any Person under any Contract to which such Seller is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to such Seller in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the the HSR Act or any applicable Danish or E.U. law.

4.3 Brokers. Except as set forth on Section 3.27 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of such Seller.

4.4 Legal Proceedings. There are no Actions pending or, to such Seller’s knowledge, threatened against or by such Seller or any of its Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Article V

REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND AIRO GROUP

Holdings and AIRO Group represent and warrant to the Target Company that the statements contained in this Article IV are true and correct as of the date hereof.

5.1 Organization and Authority. Each of Holdings and AIRO Group is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Holdings and AIRO Group has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Holdings and AIRO Group of this Agreement and any Ancillary Document to which they are a party and the consummation by Holdings and AIRO Group of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Holdings and AIRO Group and no other proceedings on the part of Holdings or AIRO Group are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transaction and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each of Holdings and AIRO Group and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Holdings and AIRO Group enforceable against Holdings and AIRO Group in accordance with its terms. When each Ancillary Document to which Holdings or AIRO Group are or will be a party has been duly executed and delivered by Holdings or AIRO Group (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Holdings or AIRO Group enforceable against it in accordance with its terms.

5.2 No Conflicts; Consents. The execution, delivery and performance by Holdings and AIRO Group of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of Holdings and AIRO Group; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Holdings AIRO Group; or (c) require the consent, notice or other action by any Person under any Contract to which Holdings or AIRO Group is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Holdings or AIRO Group in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

5.3 Tax Status of Holdings and AIRO Group. Each of Holdings and AIRO Group is taxed as a corporation for U.S. federal income tax purposes. Holdings and AIRO Group always have been taxed as corporations since their inception and will be taxed as a corporation upon the Closing Date.

5.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Holdings or AIRO Group.

5.5 Legal Proceedings. There are no Actions pending or, to Holdings’s or AIRO Group’s knowledge, threatened against or by Holdings, AIRO Group or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

5.6 Full Disclosure. No representation or warranty by Holdings or AIRO Group in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to any Target Company or any of their Representatives pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

5.7 Capitalization of Holdings.

(a) The authorized capital stock of Holdings consists of thirty-five million (35,000,000) shares of common stock, par value $0.000001 per share, of which 17,230,303 shares are issued and outstanding as of the close of business on the date of this Agreement.

(b) The Holdings Equity shall represent in the aggregate 2.94% of the capitalization of Holdings after giving effect to the Transaction, assuming all of the Other Business Combinations close as well (the “Preliminary Capitalization”), as calculated on a fully diluted basis. Annex D sets forth a summary capitalization table with respect to the Preliminary Capitalization.

(c) Except as disclosed on Section 5.7 of the Disclosure Schedules or in connection with the Other Business Combinations as set forth in Annex D, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of Holdings is authorized or outstanding, and (ii) there is no commitment by Holdings to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of Holdings or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Holdings common stock.

(m) All issued and outstanding shares of Holdings common stock are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Holdings organization documents or any agreement to which Holdings is a party; and (iii) free of any Encumbrances created by Holdings in respect thereof. All issued and outstanding shares of Holdings common stock were issued in compliance with applicable Law.

(n) No outstanding Holdings common stock is subject to vesting or forfeiture rights or repurchase by Holdings. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to Holdings or any of its securities.

(o) All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of Holdings were undertaken in compliance with the articles of incorporation, by-laws or other organizational documents of Holdings then in effect, any agreement to which Holdings then was a party and in compliance with applicable Law.

5.8 Capitalization of AIRO Group.

(a) The authorized capital stock of AIRO Group consists of twenty million (20,000,000) shares of common stock, par value $0.000001 per share, of which 17,230,303 shares are issued and outstanding as of the close of business on the date of this Agreement, all of which are directly owned by Holdings.

(b) Except as disclosed on Section 5.8 of the Disclosure Schedules or in connection with the Other Business Combinations as set forth in Annex D, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of AIRO Group is authorized or outstanding, and (ii) there is no commitment by AIRO Group to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of AIRO Group or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of AIRO Group common stock.

(c) All issued and outstanding shares of AIRO Group common stock are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the AIRO Group organization documents or any agreement to which AIRO Group is a party; and (iii) free of any Encumbrances created by AIRO Group in respect thereof. All issued and outstanding shares of AIRO Group common stock were issued in compliance with applicable Law.

(d) No outstanding AIRO Group common stock is subject to vesting or forfeiture rights or repurchase by AIRO Group. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to AIRO Group or any of its securities.

(e) All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of AIRO Group were undertaken in compliance with the articles of incorporation, by-laws or other organizational documents of AIRO Group then in effect, any agreement to which AIRO Group then was a party and in compliance with applicable Law.

Article VI

COVENANTS

6.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably conditioned, withheld or delayed), Target Company shall (x) conduct the business of Target Company and its Subsidiaries in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of Target Company and its Subsidiaries and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Target Company and its Subsidiaries. Without limiting the foregoing, from the date hereof until the Closing Date, Target Company shall, and shall cause each of its Subsidiaries to:

(a) preserve and maintain all of its Permits;

(b) pay its debts, Taxes and other obligations when due;

(c) maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) defend and protect its properties and assets from infringement or usurpation;

(f) perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g) maintain its books and records in accordance with past practice;

(h) comply in all material respects with all applicable Laws;

(i) not incur, prior to December 15, 2021, any new Indebtedness in excess of $4,000,000, individually or in the aggregate, without the prior written consent of Holdings (which consent shall not be unreasonably conditioned, withheld or delayed); and

(j) not take or permit any action that would cause any of the changes, events or conditions described in Section 3.8 to occur.

6.2 Access to Information.

(a) From the date hereof until the Closing, each Party shall (i) afford the other Parties and their respective Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to such Party and its Subsidiaries; (ii) furnish the other Parties and their respective Representatives with such financial, operating and other data and information related to such Party and its Subsidiaries as the other Parties and their respective Representatives may reasonably request; and (iii) instruct its Representatives to cooperate with the other Parties and their respective Representatives in the investigation of such Party and its Subsidiaries, except, in each case, as may be prohibited by Law or confidentiality obligations owed to other Persons. Any investigation pursuant to this Section 6.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of a Party and its Subsidiaries. No investigation by any Party or its respective Representatives or other information received by any Party or its respective Representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by such Party in this Agreement.

(b) Holdings, Airo Group and Target Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the nondisclosure and confidentiality terms of their “Term Sheet for Strategic Acquisition of 100% of the Ownership Interest”, dated August 24, 2020, between Airo Group and Target Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

(c) Holdings and AIRO Group shall use commercially reasonable efforts to cause each Other Business Combination Party to provide reasonable access to Target Company and its Representatives to the same extent as if the Other Business Combination Party were a Party subject to Section 5.2(a) above.

(d) Target Company shall use commercially reasonable efforts to efforts to provide reasonable access to each Other Business Combination Party and its Representatives to the same extent as if the Other Business Combination Party were a Party subject to Section 5.2(a) above.

6.3 No Solicitation of Other Bids.

(a) Target Company agrees that it shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Target Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Holdings or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Target Company or any of its Subsidiaries; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Target Company or any of its Subsidiaries; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Target Company or any of its Subsidiaries’ properties or assets. For the avoidance of doubt, Target Company may reply to any Person from whom a communication regarding an Acquisition Proposal is received without violation of the foregoing that the Target Company is then unable to reply substantively to such communication because the Target Company is under exclusivity obligation to Holdings.

(b) In addition to the other obligations under this Section 6.3, Target Company shall promptly (and in any event within three Business Days after receipt thereof by the Target Company or its Representatives) advise the other Parties orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Target Company agrees that the rights and remedies for noncompliance with this Section 6.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the other Parties and that money damages would not provide an adequate remedy to the other Parties.

6.4 Notice of Certain Events.

(a) From the date hereof until the Closing, Target Company shall promptly notify the other Parties in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (a) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Target Company hereunder not being true and correct or (c) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.1(e) to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to the Target Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Target Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Receipt of information by the other Parties pursuant to this Section 6.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Target Company in this Agreement (including Sections 9.2 and 10.1(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

6.5 Governmental Approvals and Consents.

(a) Each Party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act and those applicable under Danish or E.U. law) required under any Law applicable to such Party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Target Company, AIRO Group and Holdings shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.2 and Section 5.2 of the Disclosure Schedules.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Target Company and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 6.5 shall require, or be construed to require, the other Parties or any of their Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of the other Parties, the Target Company or any of their respective Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to the other Parties of the transactions contemplated by this Agreement; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

6.6 Directors’ and Officers’ Indemnification and Insurance.

(a) Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by Target Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing an officer, manager, director, or other representative or attorney-in-fact (as applicable pursuant to Danish law) of Target Company (each an “D&O Indemnified Party”) as provided in the Target Company Charter Documents, as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 6.6 of the Disclosure Schedules, shall survive the Transaction and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

(b) For six years after the Closing, to the fullest extent permitted under applicable Law, Airo Group, Holdings and Target Company (collectively, the “D&O Indemnifying Parties”) shall indemnify, defend and hold harmless each D&O Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Closing (including in connection with the transactions contemplated by this Agreement), and shall reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Target Company’s receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that Target Company will not be liable for any settlement effected without the Target Company’s prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed).

(c) Prior to the Closing, Target Company shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Closing with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of Target Company as such Target Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Closing (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). Target Company shall bear the cost of the D&O Tail Policy, and such costs, to the extent not paid prior to the Closing, shall be included in the determination of Transaction Expenses. During the term of the D&O Tail Policy, Holdings and AIRO Group shall not (and shall cause Target Company not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that neither AIRO Group, Holdings, Target Company nor any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.

(d) The obligations of AIRO Group, Holdings and the Target Company under this Section 6.6 shall survive the consummation of the Transaction and other transactions contemplated hereby and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 6.6 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 6.6 applies shall be third-Party beneficiaries of this Section 6.6, each of whom may enforce the provisions of this Section 6.6).

(e) In the event AIRO Group, Holdings, Target Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of AIRO Group, Holdings or Target Company, as the case may be, shall assume all of the obligations set forth in this Section 6.6. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Target Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.6 is not prior to, or in substitution for, any such claims under any such policies.

6.7 Closing Conditions. From the date hereof until the Closing, each Party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII hereof.

6.8 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), none of the Parties shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the express prior written consent of the other Parties (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties hereto shall cooperate as to the timing and contents of any such announcement.

6.9 New Board; Observer.

(a) Promptly after the execution and delivery of this Agreement, but in any event within three (3) Business Days thereafter, each of AIRO Group and Holdings shall appoint a new board of directors which shall consist of Chirinjeev Kathuria, Joe Burns, and John Uczekaj (the “New Board”). The Parties agree that all material decisions concerning the Transaction, this Agreement and the transactions contemplated hereby (including, without limitation, the decision to proceed with the Closing) shall be made by a simple majority vote of each New Board (and not by any committee thereof). Members of each New Board shall be allotted one vote on matters on which each New Board may vote under this Agreement. Immediately prior to the establishment of each New Board, AIRO Group and Holdings shall have in place director and officer insurance policies with such coverage, deductibles, exclusions and other reasonable terms and conditions. Further, AIRO Group and Holdings shall agree in writing to indemnify all of the members of each New Board to the fullest extent permitted by Law. AIRO Group and Holdings shall amend and modify its certificate of incorporation and bylaws to effect the provisions of this Section 6.9(a). At least three Business Days prior to such directors being appointed to each New Board, AIRO Group and Holdings shall provide to such directors written confirmation (in form and substance satisfactory to such directors and their respective legal counsel) that AIRO Group and Holdings have complied fully with their obligations in this Section 6.9(a).

(b) From and after the Closing, for so long as the initial Seller Representative controls all of the Holdings Equity issued to it at the Closing, the initial Seller Representative shall have the right to designate a non-voting observer (the “Observer”) on the board of the Target Company. The Target Company shall (i) give the Observer notice of all such meetings, (ii) provide to the Observer all notices, documents and information furnished to the board whether at or in anticipation of a meeting, an action by written consent or otherwise, at the same time furnished to the board, (iii) notify the Observer and permit the Observer to participate, on a non voting basis, in person, by telephone or videoconference, as applicable, in the same manner as the members of the board, in meetings of the board and all committees thereof, and (iv) provide the Observer copies of the minutes of all such meetings at the time such minutes are furnished to the board; provided, however, that such Observer shall agree to hold in confidence all information so provided; and provided further, that the Target Company reserves the right to withhold any information and to exclude such Observer from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Target Company and its counsel or a conflict of interest (other than with respect to the Earnout), or if such Observer is a competitor of the Target Company.

6.10 Equity Securities. Notwithstanding anything to the contrary in Article IV and Article VI, prior to the Closing, Target Company shall be permitted to issue additional equity securities (and securities convertible into or exchangeable for equity securities of Target Company), subject to the following conditions occurring:

(a) At least ten (10) days prior to a proposed issuance of additional equity securities, Target Company shall deliver to Buyer a notice detailing the information concerning such equity securities offering, including the amount and kind of securities issued or to be issued, the subscribers therefor and other materially related information (a “Plan of Issuance”);

(b) Holdings approves the Plan of Issuance, with such approval not being unreasonably withheld;

(c) Any equity securities issued according to the approved Plan of Issuance shall be issued no later than ten (10) days prior to the Closing; and

(d) Target Company shall timely update Annex B and the affected sections of the Disclosure Schedules pertaining to such equity securities offering.

6.11 Disclosure Schedules. True, correct and complete Disclosure Schedules shall be provided by each Party to this Agreement to each other Party to this Agreement on or before the Termination Date. In the event the Target Company (i) does not provide such Disclosure Schedules timely, or (ii) includes in such Disclosures Schedules any fact, circumstance or occurrence that could reasonably be expected to result in a Material Adverse Effect on the Target Company, then Buyer shall have the right to terminate this Agreement as provided in Section 10.1(b).

6.12 Employees, Managing Director, and Board of Target Company. At the Closing, all key employees of the Target Company shall continue to be employed and shall receive and maintain pay and benefits that are identical to or better than the levels prior to Closing.

6.13 Audit Expenses. The Target Company’s reasonable out-of-pocket fees and expenses related to the preparation of the Target Company’s audited financial statements in connection with SPAC Merger or of an IPO shall be paid by Holdings or its Affiliates to the Seller Representative, up to $100,000, for further distribution to the Sellers, at the closing of a SPAC Merger or at the effective time of an IPO, as the case may be.

6.14 Transaction Expenses; Debt Obligations.

(a) At the closing of a SPAC Merger or at the effective time of an IPO, as the case may be, Holdings shall pay in full (or cause to be paid) all amounts owed by the Target Company and its Subsidiaries in respect of Transaction Expenses.

(b) Immediately after the Closing, the Indebtedness shall continue to be an issued and outstanding obligation of the Target Company and its Subsidiaries. Within three Business Days of the closing of the SPAC Merger, or the effective time of an IPO, as the case may be, Holdings agrees to cause all Indebtedness to be paid in full and, in connection therewith, take all necessary steps to secure the agreement of the holders of those certain obligations to release all of the liens and security interests upon the assets of the Target Company.

6.15 Restrictive Covenants.

(a) The Sellers hereby acknowledge that each is familiar with the Target Company and its Subsidiaries’ trade secrets and with other confidential information. The Sellers each acknowledge and agree that AIRO Group and Holdings and the Target Company and its Subsidiaries would be irreparably damaged if any Seller were to provide services to or otherwise participate in the business of any Person competing with the Target Company or its Subsidiaries and that any such competition by any Seller (or Sellers’ Affiliate) would result in a significant loss of goodwill by AIRO Group and Holdings and the Target Company and its Subsidiaries. Each Seller further acknowledges and agrees that the covenants and agreements set forth in this Section 6.15 were a material inducement to AIRO Group and Holdings to consummate the Transaction, and that AIRO Group and Holdings and its stakeholders would not obtain the benefit of the bargain set forth in the Agreement as specifically negotiated by the parties hereto if any Seller breached the provisions of this Section 6.15. Therefore, each Seller agrees, in further consideration of the amounts to be paid as his/her Pro Rata Share of the Purchase Consideration on the Closing Date and the goodwill of the Target Company and its Subsidiaries directly or indirectly sold by the Sellers, that until the fifth (5th) anniversary of the Closing each Seller shall not (and shall cause any Affiliate and Subsidiaries not to), directly or indirectly, own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, member, agent, representative or otherwise), consult with, render services for, or in any other manner engage anywhere in the Restricted Territories (as defined below) in any business engaged directly or indirectly in the business conducted by the Target Company and its Subsidiaries as of the Closing; provided that nothing herein shall prohibit any Seller or any of its Affiliates from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded so long as none of such Persons has any active participation in the business of such corporation. For purposes of this Section 6.15, “Restricted Territories” shall mean any county, worldwide, within which the Target Company and its Subsidiaries conduct business as of the Closing Date.

(b) Each Seller agrees that until the fifth (5th) anniversary of the Closing each shall not (and shall cause its Affiliates not to) directly, or indirectly through another Person, (i) induce or attempt to induce any employee of the Target Company or its Subsidiaries to leave the employ of the Target Company or its Subsidiaries, or in any way interfere with the relationship between the Target Company or its Subsidiaries and any employee thereof, (ii) hire any person who is then an employee of the Target Company or its Subsidiaries or who was an employee of the Target Company or its Subsidiaries at any time during the one year period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the parties so as to avoid any disputes under this Section 6.15 that any such hiring within such one year period is in violation of clause (i) above), or (iii) for so long as such the Sellers have continuing obligations under Section 6.15(a) above, call on, solicit or service any customer, supplier, lessee, lessor, licensee, licensor or other business relation of the Target Company or its Subsidiaries (including any Person that was a customer, supplier, lessee, lessor, licensee, licensor or other potential business relation of the Target Company or its Subsidiaries at any time during the 12-month period immediately prior to such call, solicitation or service), induce or attempt to induce such Person to cease doing business with the Target Company or its Affiliates, or in any way interfere with the relationship between any such customer, supplier, lessee, lessor, licensee, licensor or other business relation and the Target Company or its Affiliates (including making any negative statements or communications about the Target Company or its Affiliates) in a manner harmful to the Target Company or its Affiliates.

(c) Each Seller agrees that each shall not (and shall cause its Affiliates and Subsidiaries not to), except to the extent done in good faith in any claim, suit, action or proceeding against AIRO Group, Holdings or the Target Company, (i) make any negative statement or communication regarding AIRO Group, Holdings, the Target Company or any of their respective Affiliates or employees with the intent to harm any such Person or (ii) make any derogatory or disparaging statement or communication regarding AIRO Group, Holdings, the Target Company or any of their respective Affiliates or employees. Nothing in this Section 6.15(c) shall limit the Seller Repersentative’s and each Seller’s or its Affiliate’s ability to make true and accurate statements or communications in connection with any disclosure each Seller or any Sellers’ Affiliate reasonably believe is required pursuant to applicable Law.

(d) If, at the time of enforcement of the covenants contained in this Section 6.15 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law. Each Seller has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Target Company’s and its Subsidiaries’ businesses and the substantial investment in the Target Company and its Subsidiaries made by AIRO Group and Holdings hereunder. Each Seller further acknowledges and agrees that the Restrictive Covenants are being entered into by it in connection with the sale of the Target Company Shares owned by the undersigned and the goodwill of the Target Company’s and its Subsidiaries’ businesses pursuant to the Agreement and not directly or indirectly in connection with the each Sellers’ employment or other relationship with the Target Company or its Subsidiaries.

(e) If any Seller or an Affiliate of any Seller breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Target Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to AIRO Group, Holdings, the Target Company or any of their respective Affiliates at Law or in equity, the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Target Company, AIRO Group and Holdings and that money damages would not provide an adequate remedy to the Target Company. In the event of any breach or violation by any Seller of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.

6.16 Release. The Sellers and all Sellers’ Affiliates hereby unconditionally and irrevocably acquit, remise, discharge and forever release, effective as of the Closing the Target Company and their respective Affiliates, equityholders, partners, managers, trustees, employees, officers, directors and agents (collectively, the “Releasees”) from any and all Liabilities and Losses of every kind whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, contract, agreement, arrangement, commitment or undertaking, whether written or oral, to the extent arising on or prior to the Closing; provided that Liabilities acquitted, remised, discharged and released pursuant to this Section 6.16 shall not include (i) any rights of a Seller under this Agreement and the other documents and agreements executed in consummation of the transactions contemplated by this Agreement, (ii) accrued and unpaid salary owing to a Seller for the pay period that includes the Closing Date, (iii) subject to the terms hereof, unpaid benefits of each Seller accrued under any employee benefits plan, to the extent such benefits have accrued prior to the Closing Date, (iv) rights of the undersigned to reimbursement of business expenses incurred in the ordinary course of business and in accordance with the policies and practices of the Target Company and its Subsidiaries, as applicable, and (v) any Indebtedness owed by the Target Company or its Subsidiaries to a Seller.

6.17 Further Assurances. In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request.

Article VII

TAX MATTERS

7.1 Tax Covenants.

(a) Without the prior written consent of Holdings, prior to the Closing, the Target Company, its Representatives and the Sellers shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Holdings or the Target Company in respect of any Post-Closing Tax Period. The Target Company agrees that Holdings is to have no liability for any Tax resulting from any action of the Target Company, any of its Representatives or the Sellers. The Sellers shall, severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless Holdings against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Sellers when due. Seller Representative shall timely file any Tax Return or other document with respect to such Taxes or fees (and Holdings shall cooperate with respect thereto as necessary).

7.2 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Target Company or any of its Subsidiaries shall be terminated as of the Closing Date. After such date neither the Target Company nor any of its Subsidiaries or Representatives shall have any further rights or liabilities thereunder.

7.3 Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, the Sellers shall, severally and not jointly (in accordance with their Pro Rata Shares), and without duplication, indemnify the Target Company, its Subsidiaries Holdings, and each Holdings Indemnitee (as defined in Section 9.2) and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.21; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII; (c) all Taxes of the Target Company and its Subsidiaries or relating to the business of the Target Company and its Subsidiaries for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Target Company or any of its Subsidiaries (or any predecessor of the Target Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Target Company or any of its Subsidiaries arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Sellers shall, severally and not jointly (in accordance with their Pro Rata Shares), reimburse Holdings for any Taxes of the Target Company and its Subsidiaries that are the responsibility of the Sellers pursuant to this Section 7.3 within ten Business Days after payment of such Taxes by Holdings or the Target Company and its Subsidiaries.

7.4 Tax Returns.

(a) The Target Company and its Subsidiaries shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b) Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Target Company and its Subsidiaries after the Closing Date with respect to a Pre- Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by Buyer to Seller Representative (together with schedules, statements and, to the extent requested by Seller Representative, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If Seller Representative objects to any item on any such Tax Return that relates to a Pre- Closing Tax Period, it shall, within 10 days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller Representative are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within 20 days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller Representative. The preparation and filing of any Tax Return of the Target Company and its Subsidiaries that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Buyer. In accordance with Section 9.6, AIRO Group shall be entitled to offset against any amounts owed to the Sellers under the Promissory Notes (i) Taxes due with respect to any such Tax Return that relate to Pre-Closing Tax Periods and (ii) Taxes due with respect to any such Tax Return that relate to Straddle Periods that are attributable under Section 7.5 to the portion of such Straddle Period ending on the Closing Date, but only to the extent such Taxes due were not taken into account as liabilities in computing the Closing Working Capital.

(e) In addition to any rights pursuant to applicable Law and not by way of limitation of any such rights, each Buyer is hereby authorized to set off Taxes due with respect to any such Tax Return that relate to Pre-Closing Tax Periods and Taxes due with respect to any such Tax Return that relate to Straddle Periods that are attributable under Section 7.5 to the portion of such Straddle Period ending on the Closing Date, but only to the extent such Taxes due were not taken into account as liabilities in computing the Closing Working Capital, against any amounts outstanding under any obligation at any time held or owing by such Buyer or any Affiliate to or for the credit or the account of the Sellers, including with respect to the Promissory Notes.

7.5 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

7.6 Contests. Buyer agrees to give written notice to Seller Representative of the receipt of any written notice by the Target Company, Holdings or any of Holdings’ Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Holdings or a Holdings Indemnitee pursuant to this Article VII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Holdings’ right to indemnification hereunder. Holdings shall control the contest or resolution of any Tax Claim; provided, however, that Holdings shall obtain the prior written consent of Seller Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller Representative.

7.7 Cooperation and Exchange of Information. The Seller Representative, the Target Company, AIRO Group, and Holdings shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Target Company and its Subsidiaries. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller Representative, the Target Company and AIRO Group and Holdings shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Target Company and its Subsidiaries for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Target Company and its Subsidiaries for any taxable period beginning before the Closing Date, Seller Representative, the Target Company or AIRO Group and Holdings (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

7.8 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VII shall be treated as an adjustment to the amount of the Purchase Consideration by the parties for Tax purposes, unless otherwise required by Law.

7.9 Payments to AIRO Group. Any amounts payable to AIRO Group pursuant to this Article VII shall be satisfied: (i) by set-off against any amounts owed under the Promissory Notes in accordance with Section 9.6; and (ii) to the extent such amounts exceed the amount outstanding under the Promissory Notes, from the Sellers in accordance with their Pro Rata Shares pursuant to Section 8.6.

7.10 FIRPTA Statement. On the Closing Date, Target Company shall deliver to Buyer a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Target Company is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-3(c)) (the “FIRPTA Statement”).

7.11 Tax Treatment of Transaction. The parties acknowledge that with respect to Holdings, in connection with certain other capital contributions to Holdings to be consummated by Holdings in a series of related transactions, the contribution of Shares by the Sellers shall be treated by Holdings as a contribution of capital in exchange for stock in Holdings under Section 351 of the Code.

7.12 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.21 and this Article VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

7.13 Overlap. To the extent that any obligation or responsibility pursuant to Article IX may overlap with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern.

Article VIII

CONDITIONS TO CLOSING

8.1 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The filings of AIRO Group, Holdings and the Target Company pursuant to the HSR Act and applicable Danish or E.U. law, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated and any mandatory regulatory approvals shall have been obtained.

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c) The Target Company shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.2 and Holdings shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.2, in each case, in form and substance reasonably satisfactory to Holdings and the Target Company, and no such consent, authorization, order and approval shall have been revoked.

(d) Duly executed employment agreements in the form and substance reasonably satisfactory to the parties by and between the Target Company and such key executives as determined by Holdings and the Target Company (and otherwise as consistent with the term sheets signed between the Target Company and Holdings) to be effective as of the Closing Date.

(e) Holdings must have received a letter of intent (or similar written indication) from a SPAC contemplating a SPAC Merger or an engagement letter (or similar written indication) from an underwriter contemplating an IPO, for a valuation of Holdings (and the Other Business Combination Parties, on a consolidated basis, prior to such SPAC Merger or IPO) of at least $850 million, assuming for purposes of such valuation that all Other Business Combinations have occurred.

(f) The Other Business Combination Agreements shall have closed or close simultaneously with the Closing.

8.2 Conditions to Obligations of AIRO Group and Holdings. The obligations of Holdings and AIRO Group to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Holdings’ waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of the Target Company contained in Sections 3.1, 3.2, 3.4, 3.6 and 3.27, the representations and warranties of the Target Company contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except to the extent the failure of such representations and warranties to be true and correct (without regard to any “materiality”, “Material Adverse Effect”, or similar materiality qualifiers) would not reasonably be expected to have a Material Adverse Effect. The representations and warranties of the Target Company contained in Sections 3.1, 3.2, 3.4, 3.6 and 3.27 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Target Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Target Company shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No Action shall have been commenced against Holdings, AIRO Group or Target Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(c) All approvals, consents and waivers that are listed on Section 3.2 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Holdings at or prior to the Closing.

(d) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(e) Target Company shall have delivered each of the closing deliverables related to Target Company set forth in Section 2.3(a).

8.3 Conditions to Obligations of Target Company. The obligations of Target Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Target Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Holdings and AIRO Group contained in Sections 5.1 and 5.4, the representations and warranties of Holdings contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects) except to the extent the failure of such representations and warranties to be true and correct (without regard to any “materiality”, “Material Adverse Effect”, or similar materiality qualifiers) would not reasonably be expected to have a Material Adverse Effect. The representations and warranties of Holdings contained in Sections 5.1 and 5.4 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Holdings and AIRO Group shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by them prior to or on the Closing Date.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) Holdings and AIRO Group, as applicable, shall have delivered each of the closing deliverables set forth in Section 2.3(b).

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(f) Any approval required by Target Company from any Governmental Authority shall have been obtained.

Article IX

INDEMNIFICATION

9.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.21 which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the earlier of (a) the date that is twelve (12) months following the Closing Date or (b) the date of closing of a SPAC Merger or the effective time of an IPO, as the case may be. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

9.2 Indemnification by Sellers . Subject to the other terms and conditions of this Article IX, the Sellers, severally and not jointly (in accordance with their Pro Rata Shares), shall indemnify and defend each of Holdings and its Affiliates (including the Target Company) (collectively, the “Holdings Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Holdings Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Target Company contained in this Agreement or in any certificate or instrument delivered by or on behalf of such Target Company pursuant to this Agreement (other than in respect of Section 3.21, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VII), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); provided, that (i) claims for indemnification under this Section 9.2(a) of $25,000 or less, made as a single claim or an aggregated claim with respect to Target Company shall be barred, but if the claim for indemnification ultimately is determined to exceed $25,000, the full amount shall be recoverable, and (ii) if a claim for indemnification under this Section 9.2(a) made prior to Closing exceeds ten percent (10%) of the value of the consideration of paid or payable to the Sellers, pursuant to this Agreement, the Sellers representing at least fifty-one percent (51%) of the voting rights of Target Company shall have the right to terminate this Agreement with respect to Target Company and its Sellers;

(b) any inaccuracy in or breach of any of the representations or warranties of the Sellers contained in Article IV, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date; provided that each Seller shall be solely responsible for any Damages arising from any inaccuracy or breach of any of the representations and warranties contained in Article IV as they pertain to such Seller;

(c) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Sellers or, prior to the Closing, the Target Company pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VII);

(g) any claim made by any Seller relating to such Person’s rights with respect to the Purchase Consideration, the Promissory Notes, or the calculations and determinations set forth in the Consideration Spreadsheet;

(h) any Transaction Expenses of Target Company outstanding as of the Closing to the extent not paid or satisfied by Target Company at or prior to the Closing, or if paid by Holdings at or prior to the Closing; and

(i) any Current Liabilities, overstated Current Assets, or Indebtedness, in each case not accounted for or misstated in the Closing Statement which, but for such omission from the Closing Statement, would have resulted in a reduction of the Promissory Note Principal Amount payable to the Sellers under the Promissory Notes pursuant to Section 2.5.

(j) any outstanding Indebtedness at Closing that cannot be offset against the Promissory Note Principal Amount pursuant to the Indebtedness Adjustment set forth in Section 2.5(c) in the event that the the Promissory Note Principal Amount is reduced to zero dollars after the application of the Working Capital Adjustment, Transaction Expense Adjustment and Indebtedness Adjustment.

9.3 Indemnification by Holdings and AIRO Group. Subject to the other terms and conditions of this Article IX, AIRO Group and Holdings shall indemnify and defend the Sellers, and shall cause its owners to do the same, and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Holdings contained in this Agreement or in any certificate or instrument delivered by or on behalf of Holdings pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Holdings pursuant to this Agreement (other than Article VII, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VII).

9.4 Certain Limitations. The indemnification provided for in Sections 9.2 and 9.2(f) shall be subject to the following limitations:

(a) For purposes of this Article IX, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty, except that GAAP principles of materiality shall nevertheless apply to the representations and warranties made in Section 3.6.

9.5 Indemnification Procedures. The party making a claim under this Article IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party”. For purposes of this Article IX, (i) if Holdings (or any other Holdings Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to Seller Representative, and (ii) if Holdings comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to Seller Representative. Any payment received by Seller Representative as the Indemnified Party shall be distributed to the Sellers in accordance with this Agreement.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Target Company, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (a) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (b) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller Representative, Holdings, and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Target Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Target Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.21 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VII) shall be governed exclusively by Article VII hereof.

9.6 Payments; Setoff. Except for fraud, the sole remedy available to the Holdings Indemnitees is to set off any amounts owing or owed to the Holdings Indemnitees in respect of any Loss against (a) any amounts outstanding under any obligation at any time held or owing by the Holdings Indemnitees or any Affiliate to or for the credit or the account of the Sellers, including with respect to the Promissory Notes and the Earnout, (b) any equity interests of Holdings held by the Sellers (including, without limitation, the Holdings Equity), in whole or in part, by cancelling all or any part of such equity interests, or (c) both.

9.7 Tax Treatment of Indemnification Payments. All indemnification payments or offsets made under this Agreement shall be treated by the parties as an adjustment to the Purchase Consideration for Tax purposes, unless otherwise required by Law.

9.8 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Sections 8.1(e) or 8.3, as the case may be.

9.9 Exclusive Remedies. Subject to Section 11.13, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or intentional misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VII and this Article IX. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VII and this Article IX. Nothing in this Section 9.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or intentional misconduct.

Article X

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Target Company, AIRO Group, and Holdings;

(b) by Holdings and AIRO Group by joint written notice to Target Company if:

(i) neither Holdings nor AIRO Group is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Target Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by the Target Company within ten days of the Target Company’s receipt of written notice of such breach from Holdings or AIRO Group; or

(ii) any of the conditions set forth in Section 8.1 or Section 8.1(e) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Termination Date, unless such failure shall be due to the failure of any of Holdings or AIRO Group to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Target Company or by the Seller Representative (on behalf of the Sellers) by written notice to Buyer if:

(i) neither Target Company nor any Seller is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Holdings or AIRO Group pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Holdings or AIRO Group within ten days of Holdings’s or AIRO Group’s receipt of written notice of such breach from the Target Company;

(ii) any of the conditions set forth in Section 8.1 or Section 8.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Termination Date, unless such failure shall be due to the failure of the Target Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii) the (x) Closing of the Transaction or (y) SPAC Merger or IPO has not occurred by the Termination Date, and for any reason the recission pursuant to Section 11.11 has not occurred;

(d) by Holdings and AIRO Group jointly or by Target Company or by Sellers, if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or

(e) by Holdings and AIRO Group, at their discretion, by joint written notice to Target Company.

10.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except:

(a) as set forth in this Article X, Section 6.2(b) and Article XI hereof; and

(b) that nothing herein shall relieve any Party hereto from liability for any willful breach of any provision hereof; and

(c) in the event that (i) this Agreement has been terminated by Holdings and/or AIRO Group pursuant to Section 10.1(e), and (ii) Holdings and AIRO Group enter in an agreement with a SPAC contemplating a SPAC Merger or an engagement letter from an underwriter contemplating an IPO, and (iii) Holdings and/or AIRO Group consummate such SPAC Merger or IPO within eighteen (18) months of such termination of this Agreement pursuant to Section 10.1(e), then Holdings and AIRO Group shall, within twenty (20) business days after the closing of such SPAC Merger or effective time of such IPO pay to Target Company a breakup fee of Five Million Dollars ($5,000,000).

Article XI

MISCELLANEOUS

11.1 Seller Representative.

(a) By approving this Agreement and the transactions contemplated hereby, each Seller shall have irrevocably authorized and appointed Dangroup ApS as the initial Seller Representative. The Seller Representative will act as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and the Promissory Notes and to take any and all actions and make any decisions required or permitted to be taken by Seller Representative pursuant to this Agreement or the Promissory Notes, including the exercise of the power to:

(i) give and receive notices and communications;

(ii) agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.5;

(iii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Buyer pursuant to Article VII and Article IX;

(iv) litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article VII and Article IX;

(v) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document (including the Promissory Notes);

(vi) make all elections or decisions contemplated by this Agreement and any Ancillary Document (including the Promissory Notes);

(vii) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Seller Representative in complying with its duties and obligations; and

(viii) take all actions necessary or appropriate in the good faith judgment of Seller Representative for the accomplishment of the foregoing.

Holdings and Buyer shall be entitled to deal exclusively with Seller Representative on all matters relating to this Agreement (including Article IX) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by Seller Representative, and on any other action taken or purported to be taken on behalf of any Seller by Seller Representative, as being fully binding upon such Person. Notices or communications to or from Seller Representative shall constitute notice to or from each of the Sellers. Any decision or action by Seller Representative hereunder, including any agreement between Seller Representative and Buyer or Holdings relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Sellers and shall be final, binding and conclusive upon each such Person. No Seller shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Sellers, or by operation of Law, whether by death or other event.

(b) The Seller Representative may be removed, etc. as provided in this Section 11.1(b).

(i) The Seller Representative may resign at any time.

(ii) The Seller Representative may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Sellers according to each Seller’s Pro Rata Share (the “Majority Holders”); provided, however, in no event shall Seller Representative resign or be removed without the Majority Holders having first appointed a new Seller Representative who shall assume such duties immediately upon the resignation or removal of Seller Representative.

(iii) In the event of the death, incapacity, resignation or removal of Seller Representative, a new Seller Representative shall be appointed by the vote or written consent of the Majority Holders.

(iv) Notice of such vote or a copy of the written consent appointing such new Seller Representative shall be sent to Buyer, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Buyer; provided, that until such notice is received, Buyer and the Target Company shall be entitled to rely on the decisions and actions of the prior Seller Representative as described in Section 10.1(a) above.

(c) The Seller Representative shall act as a fiduciary with fiduciary duties to the Sellers. If the Seller Representative has a personal conflict of interest with respect to any action, decision or determination to be made by the Seller Representative, the Seller Representative must notify the Sellers.

(d) The Seller Representative shall not be liable to the Sellers for actions taken pursuant to this Agreement or the Promissory Notes, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Seller Representative shall be conclusive evidence of good faith). The Sellers shall severally and not jointly (in accordance with their Pro Rata Shares), indemnify and hold harmless Seller Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Seller Representative under this Agreement and the Promissory Notes (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of Seller Representative, Seller Representative shall reimburse the Sellers the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied from the Sellers, severally and not jointly (in accordance with their Pro Rata Shares).

11.2 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, AIRO Group and Holdings shall be jointly and severally responsible for reimbursing the Target Company for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act.

11.3 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.3):

If to Holdings or AIRO Group:

c/o AIRO Group Holdings, Inc.

5001 Indian School Road NE, Suite 100

Albuquerque, NM 87110

Attention: Joseph Burns

Email: joe.burns@airo.aero

With a copy (which shall not constitute notice) to:

Husch Blackwell LLP

511 N. Broadway, Suite 1100

Milwaukee, WI 53202

Attention: Kate Bechen, Esq.

Email: kate.bechen@huschblackwell.com

If to Sellers (prior to Closing)or Seller Representative:

Dangroup ApS, Attention, Per Svehag & Søren Pedersen

Brogade 10A, 1.

DK - 5700 Svendborg

Denmark

Email: ps@dangroupinvest.com and sp@dangroupinvest.com

With a copy (which shall not constitute notice) to:

Holland & Knight LLP, Attention, Anne-Mette Andersen

31 W 52nd Street - 12th floor

New York, NY 10019

Email: amanders@hklaw.com

11.4 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

11.5 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

11.6 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

11.7 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control. Notwithstanding the foregoing, any non-solicitation terms agreed with respect to any Target Company in any term sheet with respect to any employees, customers, or partners shall remain in effect until the Closing occurs.

11.8 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors (including the surviving entity of any merger or consolidation involving AIRO Group and Holdings) and permitted assigns. In the event of any assignment, transfer or other disposition by Holdings and/or AIRO Group and their respective subsidiaries, including the Target Company, of all or any material portion of their respective assets, the assignee, transferee or recipient of such assets shall be and become automatically bound by this Agreement as a successor to Holdings or AIRO Group, as applicable, and Holdings or AIRO Group as the case may be, shall cause such assignee, transferee or recipient expressly to assume this Agreement. No Party may assign its rights or obligations hereunder without the express prior written consent of the other parties, which consent shall not be unreasonably conditioned, withheld or delayed; provided, that the surviving entity of any merger or consolidation involving Holdings or AIRO Group, as the case may be, shall succeed to this Agreement without any necessary consent of the other parties. No assignment shall relieve the assigning Party of any of its obligations hereunder.

11.9 No Third-Party Beneficiaries. Except as provided in Section 6.6, Section 7.3 and Article IX, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by all of the parties at any time prior to the Closing. Any failure of, on the one hand, Holdings or AIRO Group, or, on the other hand, the Target Company or the Sellers, to comply with any obligation, covenant, agreement or condition herein may be waived by the Seller Representative or Target Company (with respect to any failure by Holdings or AIRO Group) or by Holdings or AIRO Group (with respect to any failure by the Target Company or any Seller), respectively, only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

11.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF ILLINOIS IN EACH CASE LOCATED IN THE CITY OF CHICAGO AND COOK COUNTY OF, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (b) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11(c).

11.12 Arbitration Procedure.

(a) Except as expressly provided elsewhere in this Agreement, any dispute, controversy, or claim arising under or relating to this Agreement or any breach or threatened breach hereof (“Arbitrable Dispute”) shall be resolved by final and binding arbitration administered by the International Court of Arbitration of the International Chamber of Commerce (the “ICA”); provided that nothing in this Section 11.12(a) shall prohibit a Party from instituting litigation to enforce any Final Determination. Except as otherwise provided in this Section 11.12(a) or in the rules and procedures of ICA as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by and shall be enforced pursuant to the Uniform Arbitration Act and applicable provisions of Delaware law.

(b) In the event that any Party asserts that there exists an Arbitrable Dispute, such Party shall deliver a written notice to each other Party involved therein specifying the nature of the asserted Arbitrable Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within thirty (30) days after such delivery of such notice, the Party delivering such notice of Arbitrable Dispute (the “Disputing Person”) may, within forty-five (45) days after delivery of such notice, commence arbitration hereunder by delivering to each other Party involved therein a notice of arbitration (“Notice of Arbitration”) and by filing a copy of such Notice of Arbitration with the ICA. Such Notice of Arbitration shall specify the matters as to which arbitration is sought, the nature of any Arbitrable Dispute and the claims of each Party to the arbitration and shall specify the amount and nature of any damages, if any, sought to be recovered as a result of any alleged claim, and any other matters required by the rules and procedures of ICA as in effect from time to time to be included therein, if any.

(c) Within twenty (20) days after receipt of the Notice of Arbitration, the parties shall use their best efforts to agree on an independent arbitrator expert in the subject matters of the Arbitrable Dispute (the “Arbitrator”). If the parties cannot agree on the identity of the Arbitrator, each of Holdings and the Seller Representative shall select one independent arbitrator expert in the subject matter of the Arbitrable Dispute (the arbitrators so selected shall be referred to herein as the “Holdings Arbitrator” and the “Seller Arbitrator,” respectively). In the event that either Holdings or the Seller Representative fails to select an independent arbitrator as set forth herein within twenty (20) days after delivery of a Notice of Arbitration, then the matter shall be resolved by the arbitrator selected by the other Party. Seller Arbitrator and Holdings Arbitrator shall select the Arbitrator, and the Arbitrator shall resolve the matter according to the procedures set forth in this Section 11.12. If Seller Arbitrator and Holdings Arbitrator are unable to agree on the Arbitrator within twenty (20) days after their selection, Seller Arbitrator and Holdings Arbitrator shall each prepare a list of three independent arbitrators. Seller Arbitrator and Holdings Arbitrator shall each have the opportunity to designate as objectionable and eliminate one arbitrator from the other arbitrator’s list within seven (7) days after submission thereof, and the Arbitrator shall then be selected by lot from the arbitrators remaining on the lists submitted by Seller Arbitrator and Holdings Arbitrator.

(c) The Arbitrator selected pursuant to Section 11.12(c) will determine the allocation of the costs and expenses of arbitration based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if Holdings submits a claim for $1,000, and if the Seller Representative contests only $500 of the amount claimed by Holdings, and if the Arbitrator ultimately resolves the Arbitrable Dispute by awarding Holdings $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 ÷ 500) to the Sellers and 40% (i.e., 200 ÷ 500) to Holdings.

(d) The arbitration shall be conducted under the rules and procedures of ICA as in effect from time to time, except as otherwise set forth herein or as modified by the agreement of all of the Parties. The arbitration shall be conducted in Chicago, Illinois. The Arbitrator shall conduct the arbitration so that a final result, determination, finding, judgment and/or award (the “Final Determination”) is made or rendered as soon as practicable, but in no event later than sixty (60) days after the delivery of the Notice of Arbitration nor later than ten (10) days following completion of the arbitration. The Final Determination must be agreed upon and signed by the Arbitrator. The Final Determination shall be final and binding on all parties hereto and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator to correct manifest clerical errors.

(e) The Parties to the arbitration, may enforce any Final Determination first in any court in the state of Illinois or federal court in the state of Illinois or, if such courts do not have jurisdiction over the Arbitrable dispute, then any other state or federal court having jurisdiction over the Arbitrable Dispute, where applicable. For the purpose of any action or proceeding instituted with respect to any Final Determination, each Party hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in such court has been brought in an inconvenient forum.

(f) If any Party shall fail to pay the amount of any damages, if any, assessed against it within five (5) days after the delivery to such Party of such Final Determination, the unpaid amount shall bear interest from the date of such delivery at the lesser of (i) twelve percent (12%) and (ii) the maximum rate permitted by applicable Laws. Interest on any such unpaid amount shall be compounded monthly, computed on the basis of a 365-day year and shall be payable on demand. In addition, such Party shall promptly reimburse the other Party for any and all costs or expenses of any nature or kind whatsoever (including but not limited to all attorneys’ fees and expenses) incurred in seeking to collect such damages or to enforce any Final Determination.

11.13 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

11.14 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11.15 Representation Disclosure. This Agreement has been drafted by Husch Blackwell LLP, counsel for AIRO Group and Holdings. By execution of this Agreement, the Parties acknowledge that it has been advised that a conflict of interest may exist between their interests and those of Holdings and AIRO Group and further acknowledge that they have had the opportunity to seek the advice of independent legal counsel in connection with this Agreement.

11.16 Certain Acknowledgments. Upon execution and delivery of a counterpart to this Agreement, each Party shall be deemed to acknowledge to Holdings and Buyer as follows: (a) the determination of such Party to exchange sell Shares in connection with this Agreement or any other agreement has been made by such Party independent of any Party and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Parties which may have been made or given by any Party or by any agent or employee of any Party, (b) no Party has acted as an agent of such Party in connection with making its investment hereunder and no Party shall be acting as an agent of such Party in connection with monitoring such Party’s investment hereunder, (c) Holdings and Buyer have retained Husch Blackwell LLP in connection with the transactions contemplated hereby and expects to retain Husch Blackwell LLP as legal counsel in connection with the management and operation of the investment in the Target Company, (d) Husch Blackwell LLP is not representing and will not represent any Party or any affiliated principal in connection with the transactions contemplated hereby or any dispute which may arise between Holdings and Buyer, on the one hand, and any Party or any affiliated principal, on the other hand, and such Party or affiliated principal will, if such Person wishes counsel on the transactions contemplated hereby, retain such Person’s own independent counsel and (f) Husch Blackwell LLP may represent Holdings, Buyer or any of its Affiliates in connection with any and all matters contemplated hereby (including any dispute between Holdings and Buyer, on the one hand, and any Party or any affiliated principal, on the other hand) and such Party or affiliated principal waives any conflict of interest in connection with such representation by Husch Blackwell LLP.

11.17 Unwind. The Parties acknowledge that but for the anticipated SPAC Merger, the Parties would not have executed and delivered this Agreement or contemplated completing the Transaction. As a consequence, in the event the Transaction closes but the effective time of the SPAC Merger or IPO does not occur by December 15, 2021, the Parties intend, for all legal and Tax purposes, to rescind the Transaction (the “Rescission”) and to put the Parties to where they would have been had they not executed and delivered this Agreement and consummated the Transaction. To allow for the Rescission, the Parties agree that the Target Company will operate independently to the extent reasonably possible from the date hereof until the SPAC Merger or IPO occurs. In the event the closing of a SPAC Merger or IPO does not occur by December 15, 2021, or Holdings or Buyer learns prior to that time that the SPAC Merger will not occur, Holdings and Buyer will give prompt written notice to the Target Company’s board of directors. Upon receipt of such notice, the Parties agree to execute all documents and take all necessary actions and consummate all necessary transactions to accomplish the Rescission for legal and Tax purposes by restoring the Parties to the position, or as close as possible to the position, they would have been in had the Transaction not been consummated; which may include the return of cash payments and Promissory Notes, repurchase of assets and re-issuance of stock. The Parties further agree that in the event the Rescission occurs, for Tax purposes, they will take the position that the Transaction and the Rescission had not occurred. Each Party shall be solely responsible for all costs incurred by such Party as part of the Rescission process.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TARGET COMPANY:

Sky- S, a Danish corporation

By:	/s/ Pe Edvard Svehag
Name:	Pe Edvard Svehag
Its:	Chairman of the board of directors

By:	/s/ Sot’
Name:	Sot’
Its:	Member of the board of directors

By:	/s/ Niels Jesper espersen Jensen
Name:	Niels Jesper espersen Jensen
Its:	Member of the board of directors

Signature Page to Equity Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HOLDINGS:

AIRO GROUP HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Dr. Chirinjeev Kathuria
Name:	Dr. Chirinjeev Kathuria
Its:	Executive Chairman

AIRO GROUP:

AIRO GROUP, INC.,
a Delaware corporation

By:	/s/ Dr. Chirinjeev Kathuria
Name:	Dr. Chirinjeev Kathuria
Its:	Executive Chairman

Signature Page to Equity Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:

Dangro

By:	/s/ P’ Edvard Svehag
Name:	P’ Edvard Svehag
Its:	Manager

and

By:	/s/ Per Pedersen
Name:	Per Pedersen
Its:	Manager

Mekan I/S v/Per Pedersen & Claus Bo Jensen

By:	/s/ Per Pedersen
Name:	Per Pedersen
Its:	Fully Liable Partner

and

By:	/s/ Claus Bo Jensen
Name:	Claus Bo Jensen
Its:	Fully Liable Partner

Signature Page to Equity Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER REPRESENTATIVE:

Dangroup, solely in its capacity as Seller
Representative

By:	/s/ Pe’ dvard Svehag
Name:	Pe’ dvard Svehag
Its:	Manager

and

By:	/s/ Sore en
Name:	Sore en
Its:	Manager

Signature Page to Equity Purchase Agreement

ANNEX A

CERTAIN DEFINITIONS

As used in the Agreement, and unless the context otherwise requires, certain terms defined in this Annex A have the following meanings ascribed thereto:

“Acquisition Proposal” has the meaning set forth in Section 6.3(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“AIRO Group” has the meaning set forth in the Preamble.

“Ancillary Documents” means the Promissory Notes, and each of the agreements and documents described in this Agreement.

“Annual Financial Statements” has the meaning set forth in Section 3.6.

“Balance Sheet” has the meaning set forth in Section 3.6.

“Balance Sheet Date” has the meaning set forth in Section 3.6.

“Benefit Plan” has the meaning set forth in Section 3.19(a).

“Buyer” has the meaning set forth in the preamble.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Chicago, Illinois are authorized or required by Law to be closed for business.

“Calculation Model” has the meaning set forth in Section 2.5(f).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Working Capital” means: (a) the Current Assets of the Target Company and its Subsidiaries, less (b) the Current Liabilities of the Target Company and its Subsidiaries, determined as of the close of business on the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consideration Spreadsheet” has the meaning set forth in Section 2.6(a).

“Contribution Shares” means the aggregate number of Shares to be contributed to Holdings by

Sellers.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Target Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end. Notwithstanding anything to the contrary, Current Assets will include the receivables related to corporate tax reimbursement reflecting the joint taxation in 2020 and 2021 (through Closing) and 2022 (if applicable) which is receivable from the Danish Tax Authority through DanGroup ApS (a related party). The amount receivable related to 2020 is 2,351,335 DKK and the 2021 amount will be determined as of Closing but has been calculated as of June 30, 2021 as 1,448,118 DKK after an adjustment to correct the estimated tax rate used in the financial statement accrual. This is being stated for the purpose of establishing the methodology to be used to calculate Working Capital at Closing as reflected in the Calculation Model.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Target Company’s Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, deferred Tax liabilities, Transaction Expenses and (without duplication) the current portion of any Indebtedness of the Target Company and its Subsidiaries, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.

“D&O Indemnified Party” has the meaning set forth in Section 6.6(a).

“D&O Indemnifying Parties” has the meaning set forth in Section 6.6(b).

“D&O Tail Policy” has the meaning set forth in Section 6.6(c).

“Direct Claim” has the meaning set forth in Section 9.5(c).

“Disclosure Schedules” means, collectively, the Disclosure Schedules delivered by Target Company concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Earnout” means the additional payments from AIRO Group to Sellers that may become payable after the Closing as set forth on Annex B.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Target Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Exchange Agent” has the meaning set forth in Section 2.10(a).

“Financial Statements” has the meaning set forth in Section 3.6.

“FIRPTA Statement” has the meaning set forth in Section 7.10.

“Fully Diluted Share Number” means the aggregate number of Shares outstanding immediately prior to the Closing.

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

“Government Contracts” has the meaning set forth in Section 3.9(a)(viii).

“Governmental Authority” means any federal, state, local or foreign government of any country or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority of any country (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Holdings” has the meaning set forth in the preamble.

“Holdings Common Stock” means the common stock of Holdings, par value $0.001 per share.

“Holdings Equity” means the aggregate number of shares of Holdings Common Stock issued by Holdings to the Target Company Stockholders in exchange for the Contribution Shares as set forth on Annex B.

“Holdings Indemnitees” has the meaning set forth in Section 9.2.

“Indebtedness” means, without duplication and with respect to the Target Company and its Subsidiaries, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Closing Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Target Company or any of its Subsidiaries on behalf of any Person in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indebtedness Adjustment” has the meaning set forth in Section 2.15(c).

“Indemnified Party” has the meaning set forth in Section 9.5.

“Indemnifying Party” has the meaning set forth in Section 9.5.

“Independent Accountant” means an impartial nationally recognized firm of independent certified public accountants appointed by mutual agreement of Holdings and Seller Representative.

“Initial Public Offering” or “IPO” means any underwritten public offering from Holdings of all the Holdings Equity pursuant to a registration statement filed in accordance with the Securities Act of 1933, as amended, that is effective by December 15, 2021; and the “effective time” of an IPO means the time such IPO is declared effective by the United States Securities Exchange Commission.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

“Intellectual Property Registrations” has the meaning set forth in Section 3.12(b).

“Interim Balance Sheet” has the meaning set forth in Section 3.6.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.6.

“Interim Financial Statements” has the meaning set forth in Section 3.6.

“Knowledge” means, when used with respect to a Party and its Subsidiaries, the actual or constructive knowledge of any director, officer, manager, general partner or managing member of such Party and its Subsidiaries, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” has the meaning set forth in Section 3.7.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other Person.

“Majority Holder” has the meaning set forth in Section 11.1(b).

“Material Adverse Effect” means, with respect to any Party, any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of such Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to consummate the transactions contemplated hereby on a timely basis.

“Material Contracts” has the meaning set forth in Section 3.9(a).

“Multiemployer Plan” has the meaning set forth in Section 3.19(c).

“New Board” has the meaning set forth in Section 5.11.

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.19(a).

“Party” and “Parties” each has the meaning set forth in the recitals of this Agreement.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means any factual or subjective information, recorded or not, about (i) any client, customer, employee, contractor, agent, consultant, officer, director, executive or supplier of the Target Company and its Subsidiaries, (ii) any donor, client, customer, employee, contractor, agent, consultant, officer, director, executive or supplier of any client or customer of the Target Company and its Subsidiaries, or (iii) any other identifiable individual, including any record that can be manipulated, linked or matched by a reasonably foreseeable method to identify an individual.

“Plan of Issuance” has the meaning set forth in Section 6.10(a).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Target Company and its Subsidiaries for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Target Company and its Subsidiaries for any Pre-Closing Tax Period.

“Preliminary Capitalization” has the meaning set forth in Section 5.7(b).

“Pro Rata Share” means, with respect to any Seller such Person’s ownership interest in the Target Company as of immediately prior to the Closing, determined by dividing (a) the number of Shares owned of record by such Person as of immediately prior to the Closing, by (b) the Fully Diluted Share Number.

“Promissory Notes” means the Promissory Notes in the aggregate principal amount equal to the Promissory Note Principal Amount, to be issued by Holdings at Closing for the benefit of the Sellers in the form attached hereto as Exhibit A.

“Promissory Note Principal Amount” means the principal amount set forth in Annex B.

“Purchase Consideration” means the Holdings Equity, the Promissory Notes, and the Earnout that the Sellers shall receive at Closing pursuant to the terms of this Agreement..

“Other Business Combination” has the meaning set forth in the recitals of this Agreement.

“Other Business Combination Agreements” has the meaning set forth in the recitals of this Agreement.

“Other Business Combination Parties” has the meaning set forth in the recitals of this Agreement.

“Qualified Benefit Plan” has the meaning set forth in Section 3.19(c).

“Real Property” means the real property owned, leased or subleased by the Target Company and its Subsidiaries, together with all buildings, structures and facilities located thereon.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 11.1(c).

“Rescission” has the meaning set forth in Section 10.17.

“Seller” means a holder of Shares.

“Seller Indemnitees” has the meaning set forth in Section 9.2(f).

“Seller Representative” has the meaning set forth in the preamble.

“SPAC” means a special purpose acquisition company whose shares of common stock all are registered with the Securities and Exchange Commission.

“SPAC Merger” is a business combination transaction between a SPAC and Holdings, for common stock of the SPAC in return for all of the Holdings Equity that is consummated by December 15, 2021.

“Shares” has the meaning set forth in the recitals of this Agreement.

“stock” when used outside of reference to Shares, means equity securities of a corporation or the membership interests in a limited liability company, as applicable.

“stockholders” when used outside of reference to Seller, means the holder of equity securities of a corporation or the membership interests in a limited liability company, as applicable.

“Straddle Period” has the meaning set forth in Section 7.5.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Target Company” has the meaning set forth in Section 2.1.

“Target Company Board” means the board of directors, board of managers or other governing body of the Target Company.

“Target Company Charter Documents” has the meaning set forth in Section 3.3.

“Target Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Target Company or any of its Subsidiaries.

“Target Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Target Company or any of its Subsidiaries is a Party, beneficiary or otherwise bound.

“Target Company IP Registrations” means all Target Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Taxes” means all federal, state, local, municipal, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 7.6.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” means December 15, 2021.

“Third Party Claim” has the meaning set forth in Section 9.5(a).

“Transaction Expenses” means all fees and expenses incurred by the Target Company and any Affiliate at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the Transaction and the other transactions contemplated hereby and thereby, including any unpaid costs of the D&O Tail Policy referenced in Section 6.6(c).

“Union” has the meaning set forth in Section 3.20(b).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital Adjustment” has the meaning set forth in Section 2.5(b).

ANNEX B

PRELIMINARY AGGREGATE PURCHASE CONSIDERATION

Name of Entity	Aggregate Percentage of Holdings Common Stock *	Aggregate Number of Holdings Common Stock (Holdings Equity)**	Promissory Note Principal Amount***	Earnout****
Column A	Column B	Column C	Column D	Column E
To Sellers	2.94%	890,909	$13,600,000	Earnout as calculated below.

* Upon the Closing of the Transaction, this number will be the aggregate percentage of issued and outstanding Holdings Common Stock that will be held by Persons who were Sellers immediately prior to the Closing. This percentage is an estimate based upon the aggregate number of shares of Holdings Common Stock anticipated to be issued and outstanding if all Other Business Combinations between Holdings and the Other Business Combination Parties close. In the event that any Other Business Combinations fail to close, resulting in a decrease in the number of shares of Holdings Common Stock anticipated to be issued and outstanding upon the close of the transactions contemplated by the Agreement and the Other Business Combination Agreements, the percentage in Column B shall increase accordingly.

**Upon the Closing of the Transaction, this number will be the aggregate amount of issued and outstanding Holdings Common Stock that will be held by Persons who were Sellers immediately prior to the Closing, subject to adjustment and setoff as set forth in Section 9.6 of the Agreement.

*** Upon the Closing of the Transaction, this number will be the aggregate principal amount of Promissory Notes issued to Persons who were Sellers immediately prior to the Closing, subject to adjustment as a result of the Working Capital Adjustment, Indebtedness Adjustment and Transaction Expense Adjustment as set forth in Section 2.5, and setoff as set forth in Section 9.6 of the Agreement.

**** The “Earnout” means the cash payment from Airo Group to Sellers calculated as follows:

(a) An amount of up to $3,000,000 calculated as one (1) U.S. dollar per one (1) U.S. dollar of gross revenue earned (whether received or not) by Target Company from and including the date of the Closing through and including the 24 month anniversary of the Closing, provided, however, that such earnout shall be capped at $3,000,000.

(b) An additional amount of $3,500,000 shall become due and payable if, and only if, the Target Company achieves the following revenue target: $13,845,000 or more in aggregate gross revenue for fiscal year 2022; 2023 and the first two fiscal quarters of 2024, combined.

(c) Eligible Earnout payments as described in paragraph (a) and (b) shall only be remitted after the ordinary audit of the financial statements has concluded for the earlier of any applicable fiscal period ending within the above fiscal years and the 24-month period itself (i.e. if Earnout is earned already for 2022 pursuant to section (b) above, it shall be remitted after the ordinary audit for 2022). For purposes of calculating the Earnout, “gross revenue” shall mean revenue less returns, discounts and allowances as determined in accordance with GAAP, as applied on a consistent basis. The right of the Earnout recipients to receive the Earnout payments, if any, shall not be transferable, in whole or in part, to any other person without the express prior written consent of the AIRO Group, provided, however, that the Sellers may agree on an internal allocation of Holdings Common Stock, Promissory Notes, and Earnout that differs from their relative ownership percentages.

(d) For purposes of Danish tax law, the capitalized value of the Earnout is agreed to be $6,500,000. Such capitalization will not have any affect for any parties to the Agreement except the Sellers.

The payments of the Promissory Note(s) shall be adjusted to reflect variations in the exchange rate of Danish Kroner to U.S. Dollars as hereinafter provided. If the exchange rate, as published by the U.S. Federal Reserve on the Closing Date, between Danish Kroner and U.S. Dollars varies by more than five percent (5.00%) from DKK6.74 to $1.00 (the “Agreed Exchange Rate” or “AER”), the payment in of U.S. Dollars $13,600,000 shall be adjusted, up or down, as provided below, and the Promissory Note(s) issued therefor shall reflect such higher or lower amount. If the exchange rate, as published by the U.S. Federal Reserve on the day before the date of any payment of any Earnout, of Danish Kroner to U.S. Dollars varies by more than five percent (5.00%) from the AER, the payment in U.S. Dollars or such Earnout shall be adjusted, up or down, as provided below, and the payment therefor shall reflect such higher or lower amount. If the applicable exchange rate is below DKK6.403, the payment in U.S. Dollars shall be increased until the payment in U.S. Dollars as converted into Danish Kroner will correspond to the payment Sellers would otherwise have received in Danish Kroner, if the exchange rate had been DKK6.403 to $1.00. If the exchange rate is above DKK7.077 to $1.00, the payment in U.S. Dollars shall be reduced until the payment in U.S. Dollars as converted into Danish Kroner will correspond to the payment Sellers would have received in Danish Kroner, if the exchange rate had been DKK7.077 to $1.00.

ANNEX C

OTHER BUSINESS COMBINATION PARTIES

Name of Other Business Combination Party and Jurisdiction of its Organization	Classification of Other Business Combination Party for Purposes of U.S. Federal Income Taxes*	Name of Entity to be Merged into Other Business Combination Party and Jurisdiction of its Organization	Surviving Entity	Governing Law
AIRO Drone LLC, an Illinois limited liability company (“AIRO Drone”)#	Partnership	AIRO Drone Merger Sub, Inc., a Delaware corporation (“AIRO Drone Merger Sub”)	AIRO Drone	Illinois and Delaware

Agile Defense, LLC, a Minnesota limited liability company (“Agile Defense”)#	Partnership	Agile Defense Merger Sub, Inc., a Delaware corporation (“Agile Defense Merger Sub”)	Agile Defense	Minnesota and Delaware

Aspen Avionics, Inc., a Delaware corporation (“Aspen”)	C corporation	Aspen Merger Sub, Inc., a Delaware corporation (“Aspen Merger Sub”)	Aspen	Delaware

Coastal Defense, Inc., a Pennsylvania corporation (“Coastal”)	C Corporation	Coastal Merger Sub, Inc., a Delaware corporation (“Coastal Merger Sub”)	Coastal	Pennsylvani a and Delaware

Jaunt Air Mobility, Inc., a Delaware corporation (“Jaunt”) f/k/a Jaunt Air Mobility LLC	C corporation	Jaunt Merger Sub, Inc., a Delaware corporation (“Jaunt Merger Sub”)	Jaunt	Delaware

Sky-Watch A/S, a Denmark company (“Sky-Watch”)	TBD	N/A	Sky-Watch	Denmark and Delaware

VRCO LTD, an English company (“VRCO”)	TBD	VRCO Merger Sub, Inc., a Delaware corporation (“VRCO Merger Sub”)	VRCO	England and Delaware

ANNEX D

PRELIMINARY CAPITALIZATION

Shareholder	Shares of Holdings Common Stock	Percentage of Holdings Common Stock
Former AIRO Drone Members	3,418,997	11.283%
Former Agile Defense Members	3,418,997	11.283%
New Generation Aerospace, LLC	6,837,994	22.565%
C. Kathuria	1,763,463	5.819%
J. Burns	1,184,791	3.910%
J. Uczekaj	606,061	2.000%
Former Aspen Avionics Shareholders	2,575,758	8.500%
Former Coastal Defense Shareholders	1,818,182	6.000%
Former Sky-Watch Shareholders	890,909	2.940%
Former VRCO Shareholders	1,727,273	5.700%
Former Jaunt Air Mobility Members	6,060,606	20.000%
Total	30,303,031	100.000%

ANNEX E

CALCULATION MODEL

See attached.

EXHIBIT A

FORM PROMISSORY NOTE

See attached.

FIRST AMENDMENT TO EQUITY PURCHASE AGREEMENT

December 15, 2021

AIRO Group, Inc., AIRO Group Holdings, Inc., Sky-Watch AIS, Dangroup ApS, and Mekan 1/S v/Per Pedersen & Claus Bo Jensen (each a “Party% and collectively, the “Parties”), being all of the parties to that certain Equity Purchase Agreement dated October 6, 2021 (the “Purchase Agreement”) are parties to this First Amendment to Equity Purchase Agreement (the “Amendment”).

WHEREAS, any capitalized terms not defined in this Amendment shall have the meaning ascribed to them in the Purchase Agreement.

WHEREAS, the Purchase Agreement provides as a condition to consummating the Transaction that AIRO Group Holdings, Inc. must, prior to December 15, 2021, receive a letter of intent from a SPAC contemplating a SPAC Merger or an engagement letter from an underwriter contemplating an IPO for a valuation of AIRO Group Holdings, Inc. of at least $850 million.

WHEREAS, the Purchase Agreement provides that in the event the Transaction is consummated, but a SPAC Merger or IPO does not occur by December 15, 2021, that the Parties intend, for all legal and Tax purposes, to rescind the Transaction and put the Parties to where they would have been had they not executed and delivered the Purchase Agreement and consummated the Transaction.

WHEREAS, the Parties are working diligently towards completing an IPO process, but believe more time is needed to complete the steps necessary to receive an engagement letter from an underwriter contemplating an IPO and to complete the IPO process than is currently provided by the December 15, 2021 deadlines in the Purchase Agreement.

WHEREAS, the Parties desire to amend the Purchase Agreement to provide additional time to complete the 111O process.

NOW, THEREFORE, the Parties hereby agree as follows:

1. Effective as of the date hereof, the Purchase Agreement is hereby amended as follows:

a. The reference to December 15, 2021 in Section 6.1(i) is replaced with March 31, 2022.

b. Both references to December 15, 2021 in Section 11.17 are replaced with March 31, 2022.

c. The reference to December 15, 2021 in the definition of “initial Public Offering” in Annex A is replaced with March 3 1, 2022.

d. The reference to December 15, 2021 in the definition of “SPAC Merger” in Annex A is replaced with March 31, 2022.

e. The reference to December 15, 2021 in the definition of “Termination Date” in Annex A is replaced with March 31, 2022.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

AIRO		AIRO f)X,T,MQ,LDINGS, INC.

By:	/s/ Dr. Chirinjeev Kathuria	/s/ Dr. Chirinjeev Kathuria
	Dr. Chirinjeev Kathuria,	Dr. Chirinjeev Kathuria
	Executive Chairman	Executive Chairman

SKY-WATCH A/S		MEKAN US VIPER PEDERSEN & CLAUS 80 JENSE

By:	/s/ Per-Erik d Svehag,	By:	/s/ Per Pedersen
	Per-Erik d Svehag,		Per Pedersen,
	Chairman of the board of directors		Fully Liable Partner

By:	/s/ Soared csen	By:	/s/ Claus Bo Jensen
	Soared csen,		Claus Bo Jensen,
	Member of the board of directors		Fully Liable Partner

By:	/s/ Niels Jespen Jespersen Jensen
Niels Jespen Jespersen Jensen,
Member of the board of directors

DANGROUP ARS(in its capacity as both a Seller and Seller Representative)

By:	/s/ Per-Erik E yard Svehag
Per-Erik E yard Svehag,
Manager

By:	/s/ Soren Pederson
Soren Pederson,
Manager

SECOND AMENDMENT TO EQUITY PURCHASE AGREEMENT

March 28, 2022

AIRO Group, Inc., AIRO Group Holdings, Inc., Sky-Watch A/S, Dangroup ApS, and Mekan I/S v/Per Pedersen & Claus Bo Jensen (each a “Party”, and collectively, the “Parties”), being all of the parties to that certain Equity Purchase Agreement dated October 6, 2021 as amended by the First Amendment to Equity Purchase Agreement dated December 15, 2021(the “Purchase Agreement”) are parties to this Second Amendment to Equity Purchase Agreement (the “Amendment”).

WHEREAS, any capitalized terms not defined in this Amendment shall have the meaning ascribed to them in the Purchase Agreement.

WHEREAS, the Purchase Agreement provides as a condition to consummating the Transaction, AIRO Group Holdings, Inc. must, prior to March 31, 2022, receive a letter of intent from a SPAC contemplating a SPAC Merger or an engagement letter from an underwriter contemplating an IPO for a valuation of AIRO Group Holdings, Inc. of at least $850 million.

WHEREAS, the Purchase Agreement provides that in the event the Transaction is consummated, but a SPAC Merger or IPO does not occur by March 31, 2022, that the Parties intend, for all legal and Tax purposes, to rescind the Transaction and put the Parties to where they would have been had they not executed and delivered the Equity Purchase Agreement and consummated the Transaction.

WHEREAS, the Parties are working diligently towards completing an IPO process, but believe more time is needed to complete the steps necessary to receive an engagement letter from an underwriter contemplating an IPO and to complete the IPO process than is currently provided by the March 31, 2022 deadlines in the Equity Purchase Agreement.

WHEREAS, the Parties’ Disclosure Schedules are now complete and final.

WHEREAS, the Parties desire to amend the Purchase Agreement to provide additional time to complete the IPO process.

WHEREAS, the Parties desire to limit Holdings’ and AIRO Group’s control of Target Company prior to the closing of an IPO or SPAC Merger.

WHEREAS, the Parties desire to amend the Purchase Agreement to provide disclosures for certain representations and warranties that do not currently specifically provide for disclosures.

WHEREAS, the Parties desire to confirm the satisfaction and/or waiver of certain conditions to Closing.

NOW, THEREFORE, the Parties hereby agree as follows:

1. Effective as of the date hereof, the Purchase Agreement is hereby amended as follows:

a. The reference to “Merger Consideration” in Section 2.5(a) is replaced with “Purchase Consideration.”

  b. Section 3.12(c) is replaced in its entirety with the following:

(c) Except as set forth in Section 3.12(c) of the Disclosure Schedules, the Target Company is the sole and exclusive legal and beneficial, and with respect to the Target Company IP Registrations, record, owner of all right, title and interest in and to the Target Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Target Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, except as set forth in Section 3.12(c) of the Disclosure Schedules, the Target Company has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Target Company any ownership interest and right they may have in the Target Company Intellectual Property; and (ii) acknowledge the Target Company’s exclusive ownership of all Target Company Intellectual Property. The Target Company has provided Buyer with true and complete copies of all such agreements.

  c. Section 3.12(e) is replaced in its entirety with the following:

(e) The Target Company’s rights in the Target Company Intellectual Property are valid, subsisting and enforceable. Except as set forth in Section 3.12(e) of the Disclosure Schedules, the Target Company has taken all reasonable steps to maintain the Target Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Target Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

  d. Section 3.12(f) is replaced in its entirety with the following:

(f) The conduct of the Target Company’s business as currently and formerly conducted, and the products, processes and services of the Target Company, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. Except as set forth in Section 3.12(f) of the Disclosure Schedules, no Person has infringed,misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Target Company Intellectual Property.

  e. Section 3.15 is replaced in its entirety with the following:

3.15 Customers and Suppliers. Section 3.15 of the Disclosure Schedules sets forth a list of the Target Company and its Subsidiaries’ top twenty (20) customers (on a consolidated basis) (by gross revenues generated from such customers). Section 3.15 of the Disclosure Schedules sets forth a list of the Target Company and its Subsidiaries’ top twenty (20) suppliers (on a consolidated basis) (by aggregate cost of products and/or services purchased from such suppliers), for the fiscal years ended December 31, 2019 and December 31, 2020 and for the six-month period ended June 30, 2021. The Target Company has not received any oral or written notice from any such customer to the effect that, and neither the Target Company has any knowledge that, any such customer will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, buying or prescribing products and/or services from the Target Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). The Target Company has not received any oral or written notice from any such supplier to the effect that, and the Target Company has no knowledge that, any such supplier will stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Target Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Except as set forth in Section 3.15 of the Disclosure Schedules, there are no suppliers of products or services to the Target Company that are material to the Target Company’s business with respect to which practical alternative sources of supply are not generally available on comparable terms and conditions in the marketplace.

  f. The following is added to the end of Section 6.1:

Notwithstanding the foregoing, Holdings, and AIRO Group acknowledge and agree that (i) nothing contained in this Agreement shall be construed to give Holdings or AIRO Group, directly or indirectly, rights to control or direct Target Company’s operations prior to the closing of an IPO or SPAC Merger, as applicable, (ii) prior to the closing of an IPO or SPAC Merger, as applicable, the current directors and officers of Target Company shall exercise complete control and supervision of its operations and shall be under the supervision and instruction of the Sellers,(iii) notwithstanding anything to the contrary set forth in this Agreement, prior to the closing of an IPO or SPAC Merger, as applicable, no consent of Holdings or AIRO Group shall be required with respect to any matter to the extent the requirement of such consent would, upon the advice of Target Company’s counsel, violate any applicable Law, be inconsistent with the requirements of any Governmental Authority, or violate any contractual obligation to which Target Company is a party, and (vi) any attempt by Holdings or AIRO Group or their successors to terminate, replace, or supplement the directors or officers of the Target Company prior to the Closing of an IPO or SPAC Merger shall be null and void and of no force or effect. After the Closing, and until the IPO, if the Target Company, in the opinion of its board of directors is in need of financing for its continued operations, in the ordinary cause of business, and Holdings is unable or unwilling to provide Target Company the financing required for Target Company’s continued operations, the board of directors may, upon the approval of Holdings (which shall not be unreasonably withheld), authorize the Target Company to enter into non-equity based financing and/or loan agreements and incur Indebtedness. Holdings and Airo Group shall make best commercial efforts to assist in obtaining such financing. The Sellers shall be under no obligation to provide financing or loans after the Closing and before the IPO. However, if the Sellers are willing to offer non-equity based financing/loans during such period of time, the board of directors may, upon the approval of Holdings (which shall not be unreasonably withheld), authorize the Target Company to enter into a non-equity based financing or loan agreement with one or more of the Sellers (or their Affiliates) on terms similar to those entered into prior to the Closing, with such adjustments as shall be reasonable in terms of interest rates and other terms, based on market conditions. The Parties hereto agree, that this provision is in the best interest of all the Parties hereto, in order to secure the continued operations of the Target Company until the IPO and also in the event of a Rescission pursuant to Section 11.17 and also to help preserve the Sellers’ chance of making the Earnout. For the avoidance of doubt, it is noted that any such Indebtedness incurred after the Closing will survive the IPO and it will not result in any adjustment of the Purchase Consideration.

g. Section 6.11 is replaced in its entirety with the following:

6.11 Income Tax Receivable; Release of Guarantees.

(a) Dangroup ApS shall timely pay all amounts owed to the Company relating to the “Income Tax 2021 receivable” and “Income Tax 2022 receivable” set forth in the Closing Statement.

(b) Holdings shall use commercially reasonable efforts to remove Dangroup ApS from any credit card, bank or real estate guarantees pertaining to the Company. The Company shall indemnify Dangroup ApS for any damages (including, but not limited to, losses and expenses and reasonable attorneys’ fees for the enforcement of this provision) resulting from Dangroup ApS’s on-going, post-Closing guarantee obligations not yet terminated.

h. Section 7.11 is replaced in its entirety with the following:

7.11 [Reserved].

i. The contact information for Holdings’ and AIRO Group’s legal counsel provided in Section 11.3 and in Exhibit A is replaced with the following contact information:

Dykema Gossett PLLC

111. E. Kilbourn Avenue, Suite 1050

Milwaukee, WI 53202

Attention: Kate Bechen, Esq.

Email: KBechen@dykema.com

j. Both references to March 31, 2022 in Section 11.17 are replaced with June 30, 2022.

k. The reference to March 31, 2022 in the definition of “Initial Public Offering” in Annex A is replaced with August 31, 2022.

l. The reference to March 31, 2022 in the definition of “SPAC Merger” in Annex A is replaced with August 31, 2022.

m. The reference to March 31, 2022 in the definition of “Termination Date” in Annex A is replaced with August 31, 2022.

n. Subsection (b) in Annex B is replaced in its entirety with the following: “An additional amount of $3,500,000 shall become due and payable if, and only if, the Target Company achieves the following revenue target: $13,845,000 or more in aggregate gross revenue for the first ten full calendar quarters beginning on April 1, 2022.”

o. The entire bottom row, in Annex C, pertaining to VRCO, Ltd. is deleted.

p. The table in Annex D is replaced with the following table:

Shareholder	Shares of Holdings Common Stock	Percentage of Holdings Common Stock
Former AIRO Drone Members	3,418,997	11.283%
Former Agile Defense Members	3,418,997	11.283%
New Generation Aerospace, LLC	6,837,994	22.565%
C. Kathuria	1,763,463	5.819%

J. Burns	1,184,791	3.910%
J. Uczekaj	606,061	2.000%
Former Aspen Avionics Shareholders	2,575,758	8.500%
Former Coastal Defense Shareholders	1,818,182	6.000%
Former Sky-Watch Shareholders	890,909	2.940%
Former Jaunt Air Mobility Members	6,060,606	20.000%
Reserved Equity Pool	1,727,273	5.700%
Total	30,303,031	100%

2. The final Disclosure Schedules for Target Company are attached hereto as Exhibit A.

3. The final Disclosure Schedules for Holdings and AIRO Group are attached hereto as Exhibit B.

4. The Parties agree that all conditions to Closing set forth in Article VIII of the Agreement are either satisfied or hereby waived.

[Signature Page on Following Page]

[Signature Page to Second Amendment to Equity Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

AIRO GROUP, INC.		AIRO GROUP HOLDINGS, INC.

By:	/s/ Joseph Burns	By:	/s/ Joseph Burns
	Joseph Burns,		Joseph Burns,
	Chief Executive Officer		Chief Executive Officer

SKY-WATCH A/S		MEKAN I/S V/PER PEDERSEN & CLAUS BO JENSEN

By:	/s/ Per-Erik Edvard Svehag	By:	/s/ Per Pedersen
	Per-Erik Edvard Svehag,		Per Pedersen
	Chairman of the board of directors		Fully Liable Partner

By:	/s/ Søren Pedersen	By:	/s/ Claus Bo Jensen
	Søren Pedersen,		Claus Bo Jensen,
	Member of the board of directors		Fully Liable Partner

By:	/s/ Niels Jesper Jespersen Jensen
Niels Jesper Jespersen Jensen,
Member of the board of directors

DANGROUP APS (in its capacity as both a Seller and Seller Representative)

By:	/s/ Per-Erik Edvard Svehag
Per-Erik Edvard Svehag,
Manager

By:	/s/ Søren Pedersen
Søren Pedersen,
Manager

[Signature Page to Second Amendment to Equity Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

AIRO GROUP, INC.		AIRO GROUP HOLDINGS, INC.

By:	/s/ Joseph Burns	By:	/s/ Joseph Burns
	Joseph Burns,		Joseph Burns,
	Chief Executive Officer		Chief Executive Officer

SKY-WATCH A/S		MEKAN I/S V/PER PEDERSEN & CLAUS BO JENSEN

By:	/s/ Per-Erik Edward Svehag	By:	/s/ Per Pedersen
	Per-Erik Edvard Svehag,		Per Pedersen,
	Chairman of the board of directors		Fully Liable Partner

By:	/s/ Søren Pedersen	By:	/s/ Claus Bo Jensen
	Søren Pedersen,		Claus Bo Jensen,
	Member of the board of directors		Fully Liable Partner

By:	/s/ Niels Jesper Jespersen Jensen
Niels Jesper Jespersen Jensen,
Member of the board of directors

DANGROUP APS (in its capacity as both a Seller and Seller Representative)

By:	/s/ Per-Erik Edvard Svehag
Per-Erik Edvard Svehag,
Manager

By:	/s/ Søren Pedersen
Søren Pedersen,
Manager

[Signature Page to Second Amendment to Equity Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

AIRO GROUP, INC.		AIRO GROUP HOLDINGS, INC.

By:	/s/ Joseph Burns	By:	/s/ Joseph Burns
	Joseph Burns,		Joseph Burns,
	Chief Executive Officer		Chief Executive Officer

SKY-WATCH A/S		MEKAN I/S V/PER PEDERSEN & CLAUS BO JENSEN

By:	/s/ Per-Erik Edward Svehag	By:	/s/ Per Pedersen
	Per-Erik Edvard Svehag,		Per Pedersen
	Chairman of the board of directors		Fully Liable Partner

By:	/s/ Søren Pedersen	By:	/s/ Claus Bo Jensen
	Søren Pedersen,		Claus Bo Jensen,
	Member of the board of directors		Fully Liable Partner

By:	/s/ Niels Jesper Jespersen Jensen
Niels Jesper Jespersen Jensen,
Member of the board of directors

DANGROUP APS (in its capacity as both a Seller and Seller Representative)

By:	/s/ Per-Erik Edvard Svehag
Per-Erik Edvard Svehag,
Manager

By:	/s/ Søren Pedersen
Søren Pedersen,
Manager

Exhibit A

Target Company Disclosure Schedules

Exhibit B

Holdings and AIRO Group Disclosure Schedules

THIRD AMENDMENT TO EQUITY PURCHASE AGREEMENT

September 14, 2022

AIRO Group, Inc., AIRO Group Holdings, Inc., Sky-Watch A/S, Dangroup ApS, and Mekan I/S v/Per Pedersen & Claus Bo Jensen (each a “Party”, and collectively, the “Parties”), being all of the parties to that certain Equity Purchase Agreement dated October 6, 2021 as amended (the “Purchase Agreement”) are parties to this Third Amendment to Equity Purchase Agreement (the “Amendment”).

WHEREAS, any capitalized terms not defined in this Amendment shall have the meaning ascribed to them in the Purchase Agreement.

WHEREAS, the Purchase Agreement provides that in the event the Transaction is consummated, but a SPAC Merger or IPO does not occur by June 30, 2022, that the Parties intend, for all legal and Tax purposes, to rescind the Transaction and put the Parties to where they would have been had they not executed and delivered the Equity Purchase Agreement and consummated the Transaction.

WHEREAS, the completion of an IPO process did not occur prior to June 30, 2022; however, the Parties do not desire to rescind the Transaction at this time.

WHEREAS, the Parties desire to amend the Merger Agreement to eliminate the unwind right.

NOW, THEREFORE, the Parties hereby agree as follows:

1. Effective as of the date hereof, the Purchase Agreement is hereby amended as follows:

a. Section 11.17 is deleted in its entirety and reserved.

b. The definition of “Initial Public Offering” in Annex A is amended to read as follows:

“Initial Public Offering” or “IPO” means any underwritten public offering from Holdings pursuant to a registration statement filed in accordance with the Securities Act of 1933, as amended; and the “effective time” of an IPO means the time such IPO is declared effective by the United States Securities Exchange Commission.”

c. The definition of “SPAC Merger” in Annex A is amended to read as follows: “SPAC Merger” is a business combination transaction between a SPAC and

Holdings.”

d. The final paragraph of Annex B is deleted in its entirety and replaced with the following:

“The payments of the Earnout shall be adjusted to reflect variations in the exchange rate of Danish Kroner to U.S. Dollars as hereinafter provided. If the exchange rate, as published by the U.S. Federal Reserve on the day before the date of any payment of any Earnout, of Danish Kroner to U.S. Dollars is below DKK 6.403 to USD 1.00, the payment in U.S. Dollars or such Earnout shall be increased until the payment in U.S. Dollars as converted into Danish Kroner will correspond to the payment Sellers would otherwise have received in Danish Kroner, if the exchange rate had been DKK 6.403 to USD 1.00.”

[Signature Page on Following Page]

[Signature Page to Third Amendment to Equity Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

AIRO GROUP, INC.		AIRO GROUP HOLDINGS, INC.

By:	/s/ Joseph Burns	By:	/s/ Joseph Burns
	Joseph Burns,		Joseph Burns,
	Chief Executive Officer		Chief Executive Officer

SKY-WATCH A/S		MEKAN I/S V/PER PEDERSEN & CLAUS BO JENSEN

By:	/s/ Per-Erik Edward Svehag	By:	/s/ Per Pedersen
	Per-Erik Edvard Svehag,		Per Pedersen,
	Chairman of the board of directors		Fully Liable Partner

By:	/s/ Søren Pedersen	By:	/s/ Claus Bo Jensen
	Søren Pedersen,		Claus Bo Jensen,
	Member of the board of directors		Fully Liable Partner

By:	/s/ Niels Jesper Jespersen Jensen
Niels Jesper Jespersen Jensen,
Member of the board of directors

DANGROUP APS (in its capacity as both a Seller and Seller Representative)

By:	/s/ Per-Erik Edvard Svehag
Per-Erik Edvard Svehag,
Manager

By:	/s/ Søren Pedersen
Søren Pedersen,
Manager

By:	/s/ Ole Steen Bruun Nielsen
Ole Steen Bruun Nielsen,
Member of the Board of Directors

FOURTH AMENDMENT TO EQUITY PURCHASE AGREEMENT

October 7, 2022

28

AIRO Group, Inc., AIRO Group Holdings, Inc., Sky-Watch A/S, Dangroup ApS, and Mekan I/S v/Per Pedersen & Claus Bo Jensen (each a “Party”, and collectively, the “Parties”), being all of the parties to that certain Equity Purchase Agreement dated October 6, 2021 as amended (the “Purchase Agreement”) are parties to this Fourth Amendment to Equity Purchase Agreement (the “Amendment”).

WHEREAS, any capitalized terms not defined in this Amendment shall have the meaning ascribed to them in the Purchase Agreement.

WHEREAS, Sky-Watch A/S is in need of an increase of its credit facility pursuant to an amendment to be dated on or about the same date as this Amendment, and Dangroup ApS is willing to offer an increased credit facility (hereinafter, as so and thereafter amended, the “Credit Facility”), subject to and conditional upon the Purchase Agreement being further amended, as provided herein.

NOW, THEREFORE, the Parties hereby agree as follows:

1. In the event Target Company has a positive cash flow after fully paying all its obligations under the Credit Facility, and allowing Sky-Watch A/S to retain sufficient funds to continue its regular operations in the ordinary course of business without being impaired, Holdings shall make quarterly payments on the 15th of the month following each quarter-end equal to the amount of such net positive cash flow, as installment payments on the below obligations, regardless of whether they are otherwise then due and payable, in the order of priority as the obligations are listed below:

a.	The Promissory Notes issued to the Sellers under the Agreement, as the same has or may hereafter be amended.

b.	The Earnout of $3,000,000 as further described in Annex B in the Purchase Agreement.

c.	The Earnout of $3,500.000 as further described in Annex B of the Purchase Agreement.

2. AIRO Group Holdings, Inc. agrees that, until the earlier of the date that the Earnout amounts are paid in full or the end of the Earnout measurement period, it shall not cause any dividend, intercompany payment, or other consideration to be made by Sky-Watch A/S to AIRO Group Holdings, Inc. or any other AIRO Group Holdings, Inc. subsidiary.

[Signature Page on Following Page]

[Signature Page to Fourth Amendment to Equity Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

AIRO GROUP, INC.		AIRO GROUP HOLDINGS, INC.

By:	/s/ Joseph Burns	By:	/s/ Joseph Burns
	Joseph Burns,		Joseph Burns,
	Chief Executive Officer		Chief Executive Officer

SKY-WATCH A/S		MEKAN I/S V/PER PEDERSEN & CLAUS BO JENSEN

By:	/s/ Per-Erik Edvard Svehag	By:	/s/ Per Pedersen
	Per-Erik Edvard Svehag,		Per Pedersen,
	Chairman of the board of directors		Fully Liable Partner

By:	/s/ Søren Pedersen	By:	/s/ Claus Bo Jensen
	Søren Pedersen,		Claus Bo Jensen,
	Member of the board of directors		Fully Liable Partner

By:	/s/ Niels Jesper Jespersen Jensen
Niels Jesper Jespersen Jensen,
Member of the board of directors

DANGROUP APS (in its capacity as both a Seller and Seller Representative)

By:	/s/ Per-Erik Edvard Svehag
Per-Erik Edvard Svehag,
Manager

By:	/s/ Søren Pedersen
Søren Pedersen,
Manager

By:	/s/ Ole Steen Bruun Nielsen
Ole Steen Bruun Nielsen,
Member of the Board of Directors

FIFTH AMENDMENT TO EQUITY PURCHASE AGREEMENT

December 21, 2022

AIRO Group, Inc., AIRO Group Holdings, Inc., Sky-Watch A/S, Dangroup ApS, and Mekan I/S v/Per Pedersen & Claus Bo Jensen (each a “Party”, and collectively, the “Parties”), being all of the parties to that certain Equity Purchase Agreement dated October 6, 2021 as amended (the “Purchase Agreement”) are parties to this Fifth Amendment to Equity Purchase Agreement (the “Amendment”).

WHEREAS, any capitalized terms not defined in this Amendment shall have the meaning ascribed to them in the Purchase Agreement.

WHEREAS, Sky-Watch A/S is in need of an amendment to its credit facility pursuant to an amendment to be dated on or about the same date as this Amendment, and Dangroup ApS is willing to offer such amendment to the credit facility (hereinafter, as so and thereafter amended, the “Credit Facility”), subject to and conditional upon the Purchase Agreement being further amended, as provided herein.

NOW, THEREFORE, the Parties hereby agree as follows:

1. Subsection (b) within the definition of “Earnout” on Annex B is amended to read as follows:

“An additional amount of $7,500,000 shall become due and payable if, and only if, the Target Company achieves the following revenue target: $13,845,000 or more in aggregate gross revenue for fiscal years 2022, 2023, and 2024, combined.”

2. This Amendment may be executed in one or more counterparts, all of which taken together shall constitute one and the same agreement. This Amendment may be executed and/or delivered by email. Signatures and documents delivered by email transmission shall be deemed to be original signatures and documents.

3. In the event of any conflict between the terms and conditions of this Amendment and the terms and conditions of the Agreement, the terms and conditions of this Amendment shall supersede and control. Except as modified herein, the Agreement remains unmodified, in full force and effect, and is hereby ratified by the parties hereto.

[Signature Page on Following Page]

[Signature Page to Fifth Amendment to Equity Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

AIRO GROUP, INC.		AIRO GROUP HOLDINGS, INC.

By:	/s/ Joseph Burns	By:	/s/ Joseph Burns
	Joseph Burns,		Joseph Burns,
	Chief Executive Officer		Chief Executive Officer

SKY-WATCH A/S		MEKAN I/S V/PER PEDERSEN & CLAUS BO JENSEN

By:	/s/ Per-Erik Edvard Svehag	By:	/s/ Per Pedersen
	Per-Erik Edvard Svehag,		Per Pedersen
	Member of the board of directors		Fully Liable Partner

By:	/s/ Søren Pedersen	By:	/s/ Claus Bo Jensen
	Søren Pedersen,		Claus Bo Jensen,
	Member of the board of directors		Fully Liable Partner

By:	/s/ Niels Jesper Jespersen Jensen
Niels Jesper Jespersen Jensen,
Member of the board of directors

DANGROUP APS (in its capacity as both a Seller and Seller Representative)

By:	/s/ Per-Erik Edvard Svehag
Per-Erik Edvard Svehag,
Member of the board of directors

By:	/s/ Søren Pedersen
Søren Pedersen,
Member of the board of directors

By:	/s/ Ole Steen Bruun Nielsen,
Ole Steen Bruun Nielsen,
Member of the Board of Directors

This

Agreement on amendment of the EPA and CFA (as defined below)

was concluded on 31 March 2023 between

Dangroup ApS

CVR no. 29930759

Brogade 10A, 1.

5700 Svendborg

Denmark

(“Dangroup”)

Sky-Watch A/S

CVR no. 32653847

Østre Alle 6

9530 Støvring

Denmark

(“Sky-Watch”)

Mekan I/S

v/Per Pedersen & Claus Bo Jensen

Company reg. No.: 30863518

Østre Alle 6

9530 Støvring

Denmark

(“Mekan”)

AIRO Group Holdings, Inc.

5001 Indian School Road NE, Suite 100

Albuquerque, NM 87110, USA

(“Airo”)

and

Old AGI, Inc. (f/k/a Airo Group, Inc.)

5001 Indian School Road NE, Suite 100 A

lbuquerque, NM 87110, USA

(“Legacy AIRO”)

(Individually a “Party” and collectively the “Parties”).

1	Purpose and background

1.1	This Agreement on amendment of the EPA and CFA (as defined below) (the “Amendment”) is entered into between Dangroup, Sky-Watch, Mekan, Airo and Legacy AIRO for the purpose of outlining (i) the payment of the earnout as set out in the equity purchase agreement (the “EPA”), Annex B (a), entered into on 6 October 2021 (incl. appendices and later addendums), attached as schedule 1.1(a) in the amount of USD 3,000,000 (the “Earnout 1”), (ii) the payment of the earnout as set out in the EPA, Annex B (b), see schedule 1.1(a), as amended, in the amount of USD 7,500,000 (the “Earnout 2”), (iii) the repayment of the credit facility provided to Sky-Watch from Dangroup in the credit facility agreement (the “CFA”), entered into on 28 March 2022 (incl. appendices and later addendums), attached as schedule 1.1(b)) (the “Loan”), (iv) payment of the promissory note of USD 12,883,000 entered into on 28 March 2022 (the “Promissory Note”), and (v) payment of a new earnout in the amount of USD 4,000,000 on the terms set forth herein.

1.2	The Parties hereto entered into the EPA on 6 October 2021 in which it was agreed to transfer all of the shares of Sky-Watch from Dangroup to Airo. Dangroup subsequently agreed to enter into the CFA to support Sky-Watch financially until the earlier of (a) Airo’s initial public offering on Nasdaq in USA, and (b) 31 March 2023 as set out in the latest amendment to the CFA executed on 21 December 2022.

1.3	Dangroup wishes to receive repayment of the Loan (together with interest thereon) from Sky- Watch, and Dangroup, and Mekan, as applicable, wish to receive payment of the Earnout 1, Earnout 2, the new Earnout 3 (defined herein) and the Promissory Note from Airo as soon as possible.

1.4	On the date of this Amendment, prior to the amendments hereunder, the total amount drawn on the Loan amounts to DKK 17,250,000 (corresponding to USD 2,464,000 at an f/x-rate of 0.142857) exclusive of interest, with a max credit line not to exceed DKK 33,000,000 and with expiry no later than March 31, 2023. Legacy AIRO, Airo, and Sky-Watch wish for the credit line to continue and for the due date for the Loan under the CFA to be extended to no later than 30 June 2023.

2	Airo and Legacy AIRO’s obligations

2.1	Airo, as the sole shareholder of Sky-Watch, and Legacy AIRO acknowledge that Sky-Watch shall make repayment on the Loan as suggested by the board of directors of Sky-Watch to Dangroup as instalments on the Loan, as agreed in section 5.4 of the CFA, provided that the board of directors of Sky-Watch will ensure that there are sufficient funds in Sky-Watch to continue its regular operations in the ordinary course of business without impairment. In the event that Airo raises debt or equity financing in an amount of USD 10,000,000 or greater following the date of this Amendment, and any amount remains outstanding on the Loan, such amount shall become due within ten (10) business days of AIRO’s receipt of such funds.

2

2.2	Further, Airo and Legacy AIRO hereby agree not to raise any claims against Sky-Watch or Shy- Watch’s board of directors, officers or management in relation to the repayment of the Loan.

2.3	Airo, as the sole shareholder of Sky-Watch, and Legacy AIRO agree that the Earnout 1 is deemed earned, due and payable on the earlier of (a) five (5) business days following the closing of AIRO’s business combination with Kernel Group Holdings, Inc., or (b) 10 August 2023 (such date, the “Earnout 1 Payment Date”), always subject to Sky-Watch having met the threshold connected to Earnout 1 as set out in Annex B of the EPA. Prior to the Earnout 1 Payment Date, in the event the Loan has been paid in full, Airo shall make payments on Earnout 1 in one or more instalments, as agreed in the Fourth Amendment to the EPA executed 28 October 2022 provided that the board of directors of Sky-Watch ensures that there are sufficient funds in Sky-Watch to continue its regular operations in the ordinary course of business without impairment. Further provided, that in the absence of a declaration of Dividends from Sky-Watch to Airo to provide liquidity to Airo for payment of Earnout 1, Airo shall nevertheless be obligated to pay the Earnout 1 at such time. To the extent that Legacy AIRO is liable for payment of Earnout 1 pursuant to the EPA, Airo agrees to assume such payment obligations and be liable therefore. The assumption by Airo of said obligations does not release Legacy AIRO therefrom. For the avoidance of doubt, in the event there is any cash available to declare a Dividend in Sky-Watch on or before 30 June 2023, and the Loan has been paid in full, a Dividend in such amount shall be declared and the amount of such Dividend (as assigned to Dangroup pursuant to the provisions herein) shall be applied to Earnout 1 as of such date. Further, if there is any cash available to declare a Dividend in Sky-Watch between 30 June 2023 and the Earnout 1 Payment Date, a Dividend in such amount shall be declared and amount of such Dividend shall be applied to Earnout 1 as of such date. Any remaining balance of Earnout 1 shall be payable on the Earnout 1 Payment Date.

2.4	Further, Airo, as the sole shareholder of Sky-Watch, and Legacy AIRO agree that the Earnout 2 is deemed earned, due and payable no later than five business days after 31 May 2024, always subject to Sky-Watch having met the threshold connected to Earnout 2 as set out in Annex B of the EPA. Prior to 31 May 2024, in the event the Loan, Promissory Note and Earnout 1 have been paid in full, Airo shall make payments on Earnout 2 in one or more instalments, as agreed in the Fourth Amendment to the EPA executed 28 October 2022 provided that the board of directors of Sky-Watch ensures that there are sufficient funds in Sky-Watch to continue its regular operations in the ordinary course of business without impairment. Further provided, that in the absence of a declaration of Dividends from Sky-Watch to Airo to provide liquidity to Airo for payment of Earnout 2, Airo shall nevertheless be obligated to pay the Earnout 2 at such time. To the extent that Legacy AIRO is liable for payment of Earnout 2 pursuant to the EPA, Airo agrees to assume such payment obligations and be liable therefore. The assumption by Airo of said obligations does not release Legacy AIRO therefrom.

3

2.5	Airo and Legacy AIRO agree that the Promissory Note is deemed due and payable no later than 31 December 2023. Prior to such date, in the event the Loan and Earnout 1 has been paid in full, AIRO shall make payments on the Promissory Note, in one or more instalments, as agreed in the Fourth Amendment to the EPA executed 28 October 2022, provided that the board of directors of Sky-Watch ensures that there are sufficient funds in Sky-Watch to continue its reg- ular operations in the ordinary course of business without impairment. Further provided, that in the absence of a declaration of Dividends from Sky-Watch to Airo, to provide liquidity to Airo for payment of Earnout 2, Airo shall nevertheless be obligated to pay remaining balance of the Promissory Note at such time.

2.6	Airo and Legacy AIRO agree that Dangroup and Mekan, as directed by Dangroup, shall be entitled to an additional earnout payment in the amount of USD 4,000,000 if Sky-Watch achieves USD 17,000,000 or more in aggregate gross revenue for fiscal years 2022, 2023, and 2024, combined (“Earnout 3”). Eligibility for payment of Earnout 3 and the remittance of such earnout shall be determined pursuant to the procedures set forth in Annex B to the EPA for Earnout 1 and Earnout 2. If earned, and if the Loan, Promissory Note, Earnout 1 and Earnout 2 have been paid in full, Sky-Watch shall make payments on Earnout 3 in one or more instalments, provided that the board of directors of Sky-Watch ensures that there are sufficient funds in Sky-Watch to continue its regular operations in the ordinary course of business without impairment. Further provided, that in the absence of a declaration of Dividends from Sky-Watch to Airo, Airo shall nevertheless be obligated to pay the Earnout 3 (if earned) on the later of (a) 30 days following completion of the ordinary audit for the relevant fiscal period in which Earnout 3 is determined to have been earned, or (b) the due date for payment of Earnout 2 above.

2.7	Airo hereby assigns in favor of Dangroup all of Airo’s rights, title and interests, present and future, in and to all amounts received by Airo from Sky-Watch by way of dividend, yield or in any other manner distributed from Sky-Watch to Airo (the “Dividend”).

2.8	Further, Legacy AIRO hereby assigns in favor of Dangroup all of Legacy AIRO’s rights, title and interests, present and future, in and to all amounts received by Legacy AIRO from Airo by way of Dividend.

2.9	Upon this assignment Airo and Legacy AIRO can only pay Dividend with discharging effect to such account as designated by Dangroup.

2.10	Airo and Legacy AIRO hereby agree that notification of the assignment has been provided to Sky-Watch and Airo respectively, and Sky-Watch and Airo, respectively, hereby confirm having been notified of the assignment, that they have not been notified of any other assignment contrary thereto and that any distribution of Dividend from the date of this Agreement will only be made to the account designated by Dangroup.

2.11	The assignment in non-terminable and will automatically lapse once Dangroup (or Mekan as applicable) has received the Earnout 1, Earnout 2, Earnout 3 and the Promissory Note in full.

2.12	In the event of a conflict between the terms of this Amendment and the terms of the CFA or EPA, as such agreements have been amended from time to time, the terms of this Amendment shall govern.

4

3	Dangroup’s obligations

3.1	Dangroup agrees to extend the term of the CFA until the earlier of i) the closing of an initial public offering or a SPAC or De-SPAC has occurred or ii) 30 June 2023. The interest rate of the loan granted in the CFA will, however, be increased to 15% due to the general interest increase on the financial markets since 28 March 2022. Such interest rate will be valid from the date of this Amendment. Further, Dangroup will charge Sky-Watch A/S DKK 75,000 for expenses in respect to this agreement, which shall be due at payment of the balance of the Loan as set forth herein.

4	Effective date and termination

4.1	Effective Date and term

4.1.1	This Amendment will enter into force on the date hereof and will continue to be in force until Earnout 1, Earnout 2, Earnout 3, the Loan including interest and the Promissory Note has been fully paid to Dangroup and/or Mekan, if so designated by Dangroup, as applicable.

4.2	Breach and penalty

4.2.1	If the Parties breach the terms of this Amendment, the breaching Party will be liable for any loss towards the non-breaching Party, if such breach is not remedied within 10 business days of notice of breach of the Amendment, in accordance with the principles of Danish law.

4.2.2	Reserved.

4.2.3	Termination of this Amendment, for whatever reason, will not affect the Parties’ rights and obli- gations under the EPA including later amendments and the FCA including later amendments. Further, the Parties agree that Dangroup and/or Mekan’s right to receive the Earnout 1 and the Earnout 2 is intended to survive termination of the Amendment and will remain earned, due and payable without limitation after termination of the Amendment for whatever reason.

5	Confidentiality and publication

5.1	The Parties are obligated to keep confidential (i) the terms of the Amendment; and (ii) all infor- mation concerning the other Party received as part of the negotiations concerning the conclu- sion and fulfilment of the Amendment.

6	Governing law and disputes

6.1	The Amendment is governed by and will be interpreted in accordance with Danish Law, exclud- ing its conflicts of law rules.

6.2	Any dispute arising out of the Amendment, including any dispute concerning its existence or validity that cannot be settled amicably between the Parties within 30 days after one Party’s receipt of Notice from the other Party including a detailed description of the dispute, will be decided with final effect by the Danish Institute of Arbitration (Danish Arbitration). The Danish Institute of Arbitration will apply the rules of procedure in force when the application for arbitra- tion is submitted.

6.3	Dangroup and Airo will each appoint 1 arbitrator. The Danish Institute of Arbitration will appoint 1 further arbitrator who will act as the chairman of the arbitration tribunal. If a Party fails to appoint an arbitrator within 30 days of submitting an application for arbitration or of receiving Notice of arbitration, the Danish Institute of Arbitration will also appoint that arbitrator.

6.4	The arbitration proceedings will take place in Copenhagen, and the language of the proceedings will be English.

6.5	The Parties are not entitled to disclose any confidential information relating to the arbitration proceedings to any third party, including information on any decision or arbitration award, unless the other Party has consented in writing to such disclosure. However, either Party is entitled to disclose information relating to the arbitration proceedings to a third party if such disclosure is made to protect its interests in relation to the other Party or to comply with current legislation or public authority decisions, or if such disclosure is required under any listing agreements.

The Amendment has been executed in one electronic copy.

SIGNATURE SHEET FOLLOWS

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SIGNATURE SHEET FOR THE AGREEMENT

Old AGI, Inc. (f/k/a Airo Group, Inc.)		AIRO GROUP HOLDINGS, INC.

By:	/s/ Joseph Burns	/s/ Joseph Burns
	Joseph Burns,	Joseph Burns,
	Chief Executive Officer	Chief Executive Officer

SKY-WATCH A/S		MEKAN I/S V/PER PEDERSEN & CLAUS BO JENSEN

By:	/s/ Per-Erik Edvard Svehag	By:	/s/ Per Pedersen
	Per-Erik Edvard Svehag,		Per Pedersen,
	Member of the board of directors		Fully Liable Partner

By:	/s/ Søren Pedersen	By:	/s/ Claus Bo Jensen
	Søren Pedersen,		Claus Bo Jensen,
	Member of the board of directors		Fully Liable Partner

By:	/s/ Niels Jesper Jespersen Jensen
Niels Jesper Jespersen Jensen,
Member of the board of directors

DANGROUP APS (in its capacity as both a Seller and Seller Representative)

By:	/s/ Per-Erik Edvard Svehag	By:	/s/ Ole Steen Bruun Nielsen
	Per-Erik Edvard Svehag,		Ole Steen Bruun Nielsen,
	Manager		Manager

By:	/s/ Søren Pedersen
Søren Pedersen,
Manager

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